Exhibit 10.23.4

EXECUTION VERSION

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as administrative agent
(“Administrative Agent”),
CREDIT SUISSE AG, a company incorporated in Switzerland, acting through its CAYMAN ISLANDS BRANCH (“CS Cayman”, a “Committed Buyer” and a “Buyer”) and ALPINE SECURITIZATION LTD (“Alpine” and a “Buyer”), and other Buyers from time to time (“Buyers”),
REVERSE MORTGAGE SOLUTIONS, INC., as seller (“Seller”) and
RMS REO CS, LLC (“REO Subsidiary”)
Dated February 21, 2017

LEGAL02/36925940v15

TABLE OF CONTENTS
Page
1.Applicability    1
2.Definitions    2
3.Program; Initiation of Transactions    22
4.Repurchase; Conversion to REO Property    23
5.Price Differential    25
6.Margin Maintenance    25
7.Income Payments    26
8.Security Interest    27
9.Payment and Transfer    30
10.Conditions Precedent    31
11.Program; Costs    34
12.Servicing    37
13.Representations and Warranties    38
14.Covenants    43
15.Events of Default    50
16.Remedies Upon Default    52
17.Reports    55
18.Repurchase Transactions    58
19.Single Agreement    58
20.Notices and Other Communications    58
21.Entire Agreement; Severability    60
22.Non assignability    60
23.Set‑off    61

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LEGAL02/36925940v15

24.Binding Effect; Governing Law; Jurisdiction    61
25.No Waivers, Etc.    62
26.Intent    62
27.Disclosure Relating to Certain Federal Protections    63
28.Power of Attorney    63
29.Buyers May Act Through Administrative Agent    64
30.Indemnification; Obligations    64
31.Counterparts    65
32.Confidentiality    65
33.Recording of Communications    66
34.Periodic Due Diligence Review    67
35.Authorizations    67
36.Acknowledgment of Assignment and Administration of Repurchase Agreement    68
37.Acknowledgement Of Anti‑Predatory Lending Policies    68
38.Documents Mutually Drafted    68
39.General Interpretive Principles    68
40.Conflicts    69
41.Bankruptcy Non-Petition    69
42.Limited Recourse    69
43.Nominee    70
44.Termination of Agreement    70
45.Joint and Several    70
46.Amendment and Restatement    71

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LEGAL02/36925940v15

SCHEDULES
Schedule 1-A – Representations and Warranties with Respect to Transaction Mortgage Loans
Schedule 1-B – Representations and Warranties with Respect to REO Subsidiary Interests
Schedule 1-C – Representations and Warranties with Respect to REO Property

Schedule 2 –	Authorized Representatives
EXHIBITS

Exhibit A –	Reserved

Exhibit B –	Form of Trade Assignment

Exhibit C –	Reserved

Exhibit D –	Form of Seller Party Power of Attorney

Exhibit E –	Reserved

Exhibit F –	Reserved

Exhibit G –	Seller’s and REO Subsidiary’s Tax Identification Number

Exhibit H –	Form of Correspondent Seller Release

Exhibit I –	Form of Addendum to Escrow Instructions to be Provided by Seller Before Closing

Exhibit J –	Form of Servicer Notice

This is an AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of February 21, 2017, by and among CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC (the “Administrative Agent”), on behalf of Buyers, including but not limited to CREDIT SUISSE AG, a company incorporated in Switzerland, acting through its CAYMAN ISLANDS BRANCH (“CS Cayman”, a “Committed Buyer” and a “Buyer”) and ALPINE SECURITIZATION LTD (“Alpine” and a “Buyer”), REVERSE MORTGAGE SOLUTIONS, INC. (the “Seller”) and RMS REO CS, LLC (the “REO Subsidiary” and together with the Seller, each a “Seller Party” and collectively, the “Seller Parties”).
The Administrative Agent, as buyer, and the Seller Parties previously entered into a Master Repurchase Agreement, dated as of February 23, 2016 (as amended, restated, modified and/or supplemented from time to time, the “Existing Repurchase Agreement”);
Pursuant to that certain Assignment, Assumption and Appointment Agreement, dated as of June 17, 2016 by and among Administrative Agent, CS Cayman, as a buyer, and certain Buyers identified therein (as amended, restated, modified and/or supplemented from time to time, the “Assignment, Assumption and Appointment Agreement”), Administrative Agent sold and assigned its right, title and interest in the Transactions and the related Purchased Assets and Contributed REO Property hereunder to such Buyers and was retained as Administrative Agent hereunder;
Administrative Agent may, from time to time, assign its rights and obligations under this Agreement as permitted hereunder; provided that Administrative Agent shall continue to administer this Agreement as contemplated hereunder;
The parties hereto have requested that the Existing Repurchase Agreement be amended and restated, in its entirety, on the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Applicability
a.    On the initial Purchase Date, CSFBMC, as buyer, purchased the Certificate (as defined herein) from the Seller in connection with the Transaction on such date, with a simultaneous agreement by CSFBMC, as buyer, to transfer to Seller the Certificate at a date certain, against the transfer of funds by Seller, in an amount equal to the related Repurchase Price. From time to time the parties hereto may enter into Transactions in which Seller agrees to initiate (a) the purchase of Transaction Mortgage Loans and/or (b) the transfer of REO Properties to REO Subsidiary, against the transfer of funds by Administrative Agent on behalf of Buyers to Seller in an amount equal to the Purchase Price of the related Transaction Mortgage Loan in the case of clause (a) above or the Purchase Price Increase as the result of the increase in value with respect to the REO Properties transferred to the REO Subsidiary in the case of clause (b) above, as applicable, with a simultaneous agreement by Administrative Agent on behalf of Buyers to (x) transfer to Seller such Mortgage Loans on a servicing released basis at a date certain or on demand upon payment by Seller of the Repurchase Price for the related Transaction Mortgage Loan or (y) permit the release of REO Properties, with respect thereto from the REO Subsidiary, to or for the benefit of Seller upon payment by Seller of a portion of the Repurchase Price for the Certificate representing the Allocated Repurchase Price in respect of the related REO Properties, in all cases subject to the terms of this Agreement. This Agreement is a commitment by the Committed Buyer to engage in the Transactions as set forth herein up to the Maximum Committed Purchase Price; provided, that Committed Buyer shall have no commitment to enter into any Transaction requested that would result in the aggregate Purchase Price of then-outstanding Transactions exceeding the Maximum Committed Purchase Price, and in no event shall the aggregate Purchase Price of outstanding Transactions exceed the Maximum Aggregate Purchase Price at any time. Each such transaction involving any acquisition or transfer of Transaction Mortgage Loans and REO Properties, as applicable, with a resulting increase in the Purchase Price shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.
Seller owned 100% of the Capital Stock in the REO Subsidiary on the initial Purchase Date. On the initial Purchase Date, Buyer purchased the REO Subsidiary Interests from the Seller in connection with the Transactions on such date.
In order to further secure the Obligations hereunder, the interests in the assets of the REO Subsidiary were pledged by the REO Subsidiary to the Buyer.
b.    On the initial Purchase Date, CSFBMC, as buyer, also purchased a certificate of beneficial interest in the Transaction Subsidiary in connection with the Transaction on such date, with a simultaneous agreement by CSFBMC, as buyer, to transfer such certificate to Seller on a date certain, against the transfer of funds by Seller, in an amount equal to the repurchase price allocated to such certificate. From time to time Seller and Buyer entered into transactions in which Seller agreed to initiate the transfer of mortgage loans to Transaction Subsidiary, against the transfer of funds by CSFBMC, as buyer, to Seller with a simultaneous agreement by CSFBMC, as buyer, to permit the release of such mortgage loans from the Transaction Subsidiary, to or for the benefit of Seller upon payment by Seller of the repurchase price related to such mortgage loans. As of the date hereof, all interests in the mortgage loans which were transferred to the Transaction Subsidiary shall hereby constitute Transaction Mortgage Loans governed by the terms of this Agreement until termination of such related Transactions as set forth in Sections 4 or 16 of this Agreement.
2.    Definitions
Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
“1933 Act” means the Securities Act of 1933, as amended from time to time.
“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Acceptable State” means any state acceptable pursuant to Seller’s Underwriting Guidelines.
“Accepted Servicing Practices” means, with respect to any Mortgage Loan or REO Property, those mortgage servicing practices or property management practices, as applicable, of prudent mortgage lending institutions (including as set forth in the GNMA Guide, the FHA Regulations and the VA Regulations) which service mortgage loans and manage real estate properties, as applicable, of the same type as such Mortgage Loan or REO Property in the jurisdiction where the related Mortgaged Property is located in accordance with applicable law.
“Act of Insolvency” means, with respect to any Person or its Affiliates, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (b) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (c) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (d) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (e) the admission by such party or an Affiliate of such party of its inability to pay its debts or discharge its obligations as they become due or mature; or (f) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.
“Additional Buyers” has the meaning set forth in Section 36 hereof.
“Additional Repurchase Assets” has the meaning set forth in Section 8(a)(3) hereof.
“Adjusted Principal Balance” means for a HECM Buyout, the FHA HECM Principal Balance as of the date of repurchase from a GNMA Security reduced by all amounts received or collected in respect of principal on such HECM Buyout.
“Adjusted Tangible Net Worth” has the meaning assigned to such term in the Pricing Side Letter.
“Administrative Agent” means CSFBMC or any successor thereto.
“Affiliate” means, (i) with respect to any Person, other than a Seller Party or the Guarantor, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code, which shall also include, for the avoidance of doubt, with respect to Administrative Agent only, any CP Conduit, and (ii) with respect to a Seller Party, the Guarantor and (iii) with respect to the Guarantor, a Seller Party.
“Aged Loan” has the meaning assigned to such term in the Pricing Side Letter.
“Agency” means Freddie Mac, Fannie Mae or GNMA, as applicable.
“Agency Approvals” means approval by Fannie Mae and GNMA, as applicable, as an approved issuer, by FHA as an approved mortgagee, in each case in good standing, and, to the extent necessary, by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act.
“Agency Security” means a mortgage-backed security issued by an Agency including a Ginne Mae Security.
“Agreement” means this Amended and Restated Master Repurchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Allocated Repurchase Price” means, as of any date of determination, for each REO Property, as applicable, the portion of the Purchase Price allocated to such REO Property as of such date, as applicable, together with the related accrued and unpaid Price Differential.
“Appraised Value” means, with respect to any Mortgage Loan, the lesser of (i) the value set forth on the appraisal (or similar valuation approved by the applicable Agency for the related product) made in connection with the origination of the related Mortgage Loan as the value of the related Mortgaged Property, or (ii) the purchase price paid for the Mortgaged Property, provided, however, that in the case of a Mortgage Loan the proceeds of which are not used for the purchase of the Mortgaged Property, such value shall be based solely on the appraisal made in connection with the origination of such Mortgage Loan.
“Asset Documents” means the documents in the related Asset File to be delivered to the Custodian.
“Asset File” means, with respect to a Mortgage Loan or REO Property, the documents and instruments relating to such Mortgage Loan or REO Property and set forth in an exhibit to the Custodial Agreement.
“Asset Schedule” means, with respect to any Transaction as of any date, a schedule in the form of a computer tape or other electronic medium generated by Seller, and delivered to Administrative Agent and Custodian, which provides information required by Administrative Agent to enter into Transactions relating to the Transaction Mortgage Loans and Contributed REO Properties in a format acceptable to Administrative Agent.
“Asset Value” has the meaning assigned to such term in the Pricing Side Letter.
“Assignment and Acceptance” has the meaning assigned to such term in Section 22 hereof.
“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the transfer of the Mortgage.
“Bailee Letter” has the meaning assigned to such term in the Custodial Agreement.
“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.
“Base Rate” means the “CS Base Rate” as identified in Buyer’s warehouse system
“Business Day” means any day other than (i) a Saturday or Sunday; (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed or (iii) a public or bank holiday in New York City.
“Buyer” means CS Cayman, Alpine and each Buyer identified by the Administrative Agent from time to time and their successors in interest and assigns pursuant to Section 22 and, with respect to Section 11, its participants.
“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Capital Stock” means, as to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, limited partnership, trust, and any and all warrants or options to purchase any of the foregoing, in each case, designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code) in such Person, including, without limitation, all rights to participate in the operation or management of such Person and all rights to such Person’s properties, assets, interests and distributions under the related organizational documents in respect of such Person. “Capital Stock” also includes (i) all accounts receivable arising out of the related organizational documents of such Person; (ii) all general intangibles arising out of the related organizational documents of such Person; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such Person).
“Cash Equivalents” means (a) securities with maturities of ninety (90) calendar days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and Eurodollar time deposits with maturities of ninety (90) calendar days or less from the date of acquisition and overnight bank deposits of Administrative Agent or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Administrative Agent on behalf of Buyers or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A 1 or the equivalent thereof by S&P or P 1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) calendar days after the day of acquisition, (e) securities with maturities of ninety (90) calendar days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) calendar days or less from the date of acquisition backed by standby letters of credit issued by Administrative Agent or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
“Certificate” means any certificate evidencing Capital Stock of the REO Subsidiary.
“Change in Control” means:
1.any transaction or event as a result of which Guarantor ceases to own, directly or indirectly, at least 51% of the stock of Seller; or
2.other than in connection with the Transactions under this Agreement, any transaction or event as a result of which Seller fails to own 100% of the Capital Stock of the REO Subsidiary; or
3.the sale, transfer, or other disposition of all or substantially all of any Seller Party’s assets (excluding any such action taken in connection with any securitization transaction or sales of mortgage loans or mortgage servicing rights in the ordinary course of business for the Seller or as otherwise permitted hereunder); or
4.the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equityholders of the Seller immediately prior to such merger, consolidation or other reorganization.
“Clearing Account” has the meaning assigned to such term in Section 7(b) hereof.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committed Buyer” means CS Cayman or any successor thereto.
“Commitment Fee” has the meaning assigned to such term in the Pricing Side Letter.
“Committed Mortgage Loan” means a Transaction Mortgage Loan which is the subject of a Take‑out Commitment with a Take‑out Investor.
“Confidential Information” has the meaning assigned to such term in Section 32(b). hereof.
“Contributed REO Properties” means the REO Properties converted from HECM Buyout together with the Repurchase Assets related to such REO Properties transferred by Seller to REO Subsidiary or acquired by REO Subsidiary directly in connection with a Transaction under this Agreement, listed on the related Asset Schedule, until the Buyer releases its interest in such Contributed REO Properties in accordance with the terms of this Agreement.
“Conversion Date” means the later of (x) the date an REO Property is contributed to the REO Subsidiary or (y) such Purchased Asset becomes an REO Property.
“Correspondent Mortgage Loan” means a Mortgage Loan which is (a) originated by a Correspondent Seller and underwritten in accordance with the Underwriting Guidelines and (b) acquired by the Seller from a Correspondent Seller in the ordinary course of business.
“Correspondent Seller” means a mortgage loan originator that sells Mortgage Loans originated by it to Seller as a “correspondent” or “private label” client approved by Administrative Agent in writing.
“Correspondent Seller Release” means, with respect to any Correspondent Mortgage Loan, a release by the related Correspondent Seller, substantially in the form of Exhibit H hereto or as otherwise approved by Administrative Agent in writing, of all right, title and interest, including any security interest, in such Correspondent Mortgage Loan.
“CP Conduit” means a commercial paper conduit, including but not limited to Alpine Securitization LTD, administered, managed or supported by CSFBMC or an Affiliate of CSFBMC.
“CSFBMC” means Credit Suisse First Boston Mortgage Capital LLC, or any successors or assigns.
“Custodial Agreement” means the Amended and Restated Custodial Agreement, dated as of the date hereof, among each Seller Party, Administrative Agent, Buyers and Custodian, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Custodial Asset Schedule” has the meaning assigned to such term in the Custodial Agreement.
“Custodian” means Deutsche Bank National Trust Company or such other party specified by Administrative Agent and agreed to by Seller, which approval shall not be unreasonably withheld.
“Deed” means the deed issued in connection with a foreclosure sale of a Mortgaged Property with respect to a FHA HECM or in connection with receiving a deed in lieu of foreclosure evidencing title to the related REO Property.
“Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.
“Delinquency Advance” means any advance made by the Servicer, under the Servicing Agreements, to cover due, but uncollected or unavailable as a result of funds not yet being cleared, principal and interest payments on the FHA HECMs included in the portfolio of FHA HECMs serviced by Servicers.
“Dollars” and “$” means dollars in lawful currency of the United States of America.
“Early Buyout” means the purchase of a modified or defaulted FHA HECM by the Seller Parties from a GNMA Security.
“Effective Date” means the date upon which the conditions precedent set forth in Section 10(a) shall have been satisfied.
“Electronic Tracking Agreement” means the Amended and Restated Electronic Tracking Agreement among Administrative Agent, Seller Parties, MERS and MERSCORP Holdings, Inc., to the extent applicable as the same may be amended, restated, supplemented or otherwise modified from time to time.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and administrative rulings issued thereunder.
“ERISA Affiliate” means any corporation or trade or business that, together with Seller Parties is treated as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as single employer described in Section 414 of the Code.
“Escrow Instruction Letter” means the Escrow Instruction Letter from Seller to the Settlement Agent, substantially in the form of Exhibit I hereto or as otherwise approved by Administrative Agent in writing, as the same may be modified, supplemented and in effect from time to time.
“Escrow Payments” means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.
“Event of Default” has the meaning assigned to such term in Section 15 hereof.
“Event of Termination” means with respect to any Seller Party, as applicable to such Seller Party, as the case may be, (a) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, or (b) the withdrawal of such Seller Party or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (c) the failure by such Seller Party or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code as amended by the Pension Protection Act) or Section 302(e) of ERISA (or Section 303(j) of ERISA, as amended by the Pension Protection Act), or (d) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by such Seller Party or any ERISA Affiliate thereof to terminate any plan, or (e) the failure to meet requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (f) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (g) the receipt by such Seller Party or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (f) has been taken by the PBGC with respect to such Multiemployer Plan, or (h) any event or circumstance exists which may reasonably be expected to constitute grounds for such Seller Party or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430(k) of the Code with respect to any Plan.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Buyer or other recipient of any payment hereunder or required to be withheld or deducted from a payment to such Buyer or such other recipient: (a) Taxes based on (or measured by) net income or net profits, franchise Taxes and branch profits Taxes that are imposed on a Buyer or other recipient of any payment hereunder as a result of (i) being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) a present or former connection between such Buyer or other recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof (other than connections arising from such Buyer or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under this Agreement or any Program Agreement, or sold or assigned an interest in any Purchased Asset); (b) any Tax imposed on a Buyer or other recipient of a payment hereunder that is attributable to such Buyer’s or other recipient’s failure to comply with relevant requirements set forth in Section 11(e); (c) any withholding Tax that is imposed on amounts payable to or for the account of such Buyer or other recipient of a payment hereunder pursuant to a law in effect on the date such person becomes a party to or under this Agreement, or such person changes its lending office, except in each case to the extent that amounts with respect to Taxes were payable either to such person’s assignor immediately before such person became a party hereto or to such person immediately before it changed its lending office; and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Fannie Mae” means Fannie Mae, the government sponsored enterprise formerly known as the Federal National Mortgage Association or any successor thereto.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.
“FHA Approved Mortgagee” means a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.
“FHA HECM” means a home equity conversion Mortgage Loan which is (a) secured by a first lien and (b) is insured by FHA.
“FHA HECM Principal Balance” means the principal balance of an FHA HECM (including without limitation all scheduled payments and/or unscheduled payments, accrued interest and MIP Payments and other amounts capitalized into the principal balance) reduced by all amounts received or collected in respect of principal on such FHA HECM.
“FHA HERMIT System” means the FHA’s Home Equity Reverse Mortgage Information Technology, together with any successor FHA electronic access portal.
“FHA Loan” means a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.
“FHA Mortgage Insurance” means, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.
“FHA Mortgage Insurance Contract” means the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.
“FHA Regulations” means the regulations promulgated by HUD under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.
“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.
“Fidelity Insurance” means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Seller’s regulators.
“Flow Assignment Agreements” means (i) that certain Flow Assignment Agreement, dated as of February 21, 2017 between Seller, as assignor, and REO Subsidiary, as assignee, as the same may be amended, restated, supplemented or otherwise modified from time to time and (ii) that certain Flow Assignment Agreement, dated as of February 21, 2017 between Seller, as assignee, and REO Subsidiary, as assignor, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.
“GNMA” means the Government National Mortgage Association and any successor thereto.
“GNMA Guide” means the GNMA Mortgage-Backed Security Guide, Handbook 5500.3, Rev. 1, as amended from time to time, and any related announcements, directives and correspondence issued by GNMA.
“GNMA HECM Repurchase Trigger” means, with respect to a FHA HECM, the lesser of (a) 98% of the Maximum Claim Amount and (b) such lesser percentage of the Maximum Claim Amount allowed by GNMA.
“GNMA Security” means a mortgage-backed security guaranteed by GNMA pursuant to the GNMA Guide.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over any Seller Party, Administrative Agent or any Buyer, as applicable.
“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep‑well, to purchase assets, goods, securities or services, or to take‑or‑pay or otherwise); provided that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business, or (b) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgage Loan or Mortgaged Property, to the extent required by Administrative Agent. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Guarantor” means Walter Investment Management Corp., in its capacity as guarantor under the Guaranty.
“Guaranty” means the Amended and Restated Guaranty of the Guarantor dated as of the date hereof in favor of the Administrative Agent for the benefit of Buyers as the same may be amended, restated, supplemented or otherwise modified from time to time, pursuant to which the Guarantor fully and unconditionally guarantees the obligations of the Seller Parties hereunder.
“HECM Buyout” means a FHA HECM which is subject to an Early Buyout as a result of the FHA HECM Principal Balance equaling or exceeding the GNMA HECM Repurchase Trigger or that was never pooled in a GNMA Security.
“High Cost Mortgage Loan” means a Mortgage Loan classified as a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).
“HUD” means the United States Department of Housing and Urban Development or any successor thereto.
“Inbound Account” has the meaning set forth in Section 7 hereof.
“Income” means, without duplication, with respect to any Purchased Asset or Contributed REO Property, at any time until repurchased, or removed from, REO Subsidiary, by Seller, any principal received thereon or in respect thereof and all interest, dividends or other distributions thereon.
“Indebtedness” means, for any Person: at any time, and only to the extent outstanding at such time: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person evidenced by a note, bond, debenture or similar instrument.
“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller hereunder or under any Program Agreement.
“Investment Company Act” has the meaning assigned to such term in Section 10(a)(6) hereof.
“Interest Rate Protection Agreement” means, with respect to any or all of the Transaction Mortgage Loans that are FHA HECMs, any short sale of a U.S. Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Take‑out Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller Party and an Affiliate of Administrative Agent or such other party acceptable to Administrative Agent in its good faith discretion, which agreement is acceptable to Administrative Agent in its good faith discretion.
“Lender Insurance Authority” means the permission granted to certain FHA‑approved lenders to process single family mortgage applications without first submitting documentation to HUD as set forth in 12 U.S.C. §1715z‑21 and the regulations enacted thereunder set forth in 24 CFR §203.6.
“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.
“Loan to Value Ratio” or “LTV” means with respect to any FHA HECM, the ratio of the original outstanding principal amount of such Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within twelve (12) months of the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.
“Margin Call” has the meaning assigned to such term in Section 6(a) hereof.
“Margin Deadlines” has the meaning assigned to such term in Section 6(b) hereof.
“Margin Deficit” has the meaning assigned to such term in Section 6(a) hereof.
“Market Value” has the meaning assigned to such term in the Pricing Side Letter.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of any Seller Party, Guarantor, or any Affiliate that is a party to any Program Agreement taken as a whole; (b) a material impairment of the ability of any Seller Party, Guarantor or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against any Seller Party, Guarantor or any Affiliate that is a party to any Program Agreement, in each case as determined by the Administrative Agent in its sole discretion.
“Maximum Aggregate Purchase Price” means TWO HUNDRED MILLION DOLLARS ($200,000,000).
“Maximum Claim Amount” means the amount of insurance coverage for an FHA HECM provided by the related HUD/FHA insurance thereon.
“Maximum Committed Purchase Price” means FIFTY MILLION DOLLARS ($50,000,000).
“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.
“MERS® System” means the system of recording transfers of mortgages electronically maintained by MERS.
“MIP Payment” means with respect to a Mortgage Loan, all mortgage insurance premiums payable to either HUD or a private mortgage insurer, as set forth in the related Asset File.
“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.
“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.
“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.
“Mortgage Loan” means any FHA HECM or HECM Buyout evidenced by a promissory note and secured by a first lien mortgage, which satisfies the requirements set forth in the Underwriting Guidelines and Section 13(b) hereof.
“Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.
“Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note.
“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.
“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by a Seller Party or any ERISA Affiliate and that is covered by Title IV of ERISA.
“Net Income” means, for any period, the net income of Seller on a consolidated basis for such period as determined in accordance with GAAP.
“Net Worth” means an amount equal to, on a consolidated basis, Seller’s stockholder equity (determined in accordance with GAAP).
“Nominee” means Reverse Mortgage Solutions, Inc., or any successor Nominee appointed by Administrative Agent following an Event of Default.
“Nominee Agreement” means that certain Amended and Restated Nominee Agreement dated as of February 21, 2017, by and between REO Subsidiary and Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Non-Recourse Debt” means an obligation for borrowed money secured by a lien on any property owned by a Person, with respect to which obligation the Person has not assumed or become liable for the payment thereof.
“Obligations” means (a) all of Seller Parties’ obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Payment Date, and other obligations and liabilities, to Administrative Agent and Buyers or Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Administrative Agent, Buyers or Administrative Agent on behalf of Buyers in order to preserve any Purchased Asset or Contributed REO Property or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller Parties’ indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of, or realizing on, any Purchased Asset or Contributed REO Property, or of any exercise by Administrative Agent or Buyers of their rights under the Program Agreements, including, without limitation, attorneys’ fees and disbursements and court costs; and (d) all of Seller Parties’ indemnity obligations to Administrative Agent, Buyers and Custodian pursuant to the Program Agreements.
“OFAC” has the meaning set forth in Section 13(a)(27) hereof.
“Officer’s Compliance Certificate” has the meaning assigned to such term in the Pricing Side Letter.
“Optional Repurchase” has the meaning assigned to such term in Section 4(b) hereof.
“Optional Repurchase Date” has the meaning assigned to such term in Section 4(b) hereof.
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Agreement.
“Payee Number”: means the code used by Fannie Mae to indicate the wire transfer instructions that will be used by Fannie Mae to purchase a Mortgage Loan.
“Payment Date” means, with respect to a Purchased Asset, the fifth (5th) day of the month following the related Purchase Date and each succeeding fifth (5th) day of the month thereafter; provided, that, with respect to such Purchased Asset, the final Payment Date shall be the related Repurchase Date; and provided, further, that if any such day is not a Business Day, the Payment Date shall be the next succeeding Business Day.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Pension Protection Act” means the Pension Protection Act of 2006.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Plan” means an employee benefit or other plan established or maintained by any Seller Party or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.
“Post-Default Rate” has the meaning assigned to such term in the Pricing Side Letter.
“Power of Attorney” means a Power of Attorney delivered by each Seller Party substantially in the form of Exhibit D hereto.
“Price Differential” means with respect to any Purchased Asset and/or Contributed REO Property as of any date of determination, the aggregate amount obtained by daily application of, for each Purchased Asset or Contributed REO Property, the amount equal to the product of (a) the Pricing Rate for such Purchased Asset or Contributed REO Property, as applicable (or during the continuation of an Event of Default, the Post-Default Rate) and (b) the Purchase Price for such Purchased Asset or Contributed REO Property, as applicable, calculated daily on the basis of a 360-day year for the actual number of days during the period commencing on (and including) the Purchase Date for such Purchased Asset or Contributed REO Property, as applicable and ending on (but excluding) the Repurchase Date.
“Pricing Rate” has the meaning assigned to such term in the Pricing Side Letter.
“Pricing Side Letter” means, that certain amended and restated letter agreement dated as of the date hereof, among Administrative Agent, Buyers and Seller Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Primary Repurchase Assets” has the meaning set forth in Section 8(a)(1) hereof.
“Program Agreements” means, collectively, this Agreement, the Custodial Agreement, the Pricing Side Letter, the Electronic Tracking Agreement, the Guaranty, each Power of Attorney, the REO Subsidiary Agreement, the Nominee Agreement, the Flow Assignment Agreements, the Assignment, Assumption and Appointment Agreement, the Servicing Agreement, if any, and the Servicer Notice, if entered into.
“Prohibited Person” has the meaning set forth in Section 13(a)(27) hereof.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Protective Advance” means any servicing advance (including, but not limited to, any advance made to pay taxes and insurance premiums; any advance to pay the costs of protecting the value of any real property or other security for a mortgage loan; and any advance to pay the costs of realizing on the value of any such security) made by the Seller Parties in connection with any FHA HECMs.
“Purchase Date” means the date on which a Purchased Asset is to be transferred by Seller to Administrative Agent for the benefit of Buyers, or a Purchase Price Increase Date, as applicable.
“Purchase Price” means, without duplication: (a) with respect to REO Subsidiary Interests, the aggregate Purchase Price of all REO Properties owned by REO Subsidiary, (b) with respect to each Transaction Mortgage Loan or Contributed REO Property, the price at which such Transaction Mortgage Loan or Contributed REO Property is made subject to a Transaction hereunder, as applicable, which shall equal:
(a)    on the Purchase Date of the Purchased Asset or Conversion Date of Contributed REO Property, the Asset Value of such Purchased Asset or Contributed REO Property as of the Purchase Date;
(b)    on any day after the Purchase Date, except where Buyer and the Seller agree otherwise, the amount determined under the immediately preceding clause decreased by the amount of any cash applied to reduce the Seller’s obligations hereunder with respect to such Transaction Mortgage Loan or Contributed REO Property.
“Purchase Price Increase” means an increase in the Purchase Price for the Certificate based upon the REO Subsidiary acquiring additional REO Properties to which such portion of the Purchase Price is allocated.
“Purchase Price Increase Date” means the date on which a Purchase Price Increase is made with respect to the acquisition of additional REO Properties by the REO Subsidiary.
“Purchase Price Percentage” has the meaning assigned to such term in the Pricing Side Letter.
“Purchased Assets” means the collective reference to (a) Transaction Mortgage Loans, together with the Repurchase Assets related to such Transaction Mortgage Loans and (b) REO Subsidiary Interests, together with the indirect beneficial interest in the Contributed REO Properties represented by the REO Subsidiary Interests, together with the Repurchase Assets related to such Contributed REO Properties and REO Subsidiary Interests which are (in the case of clause (a) above) transferred or (in case of clause (b) above) transferred and/or pledged by Seller to Administrative Agent for the benefit of Buyers in a Transaction hereunder, and/or listed on the related Asset Schedule attached to the related Transaction Request, which such Asset Files the Custodian has been instructed to hold for the benefit of Administrative Agent pursuant to the Custodial Agreement.
“Qualified Insurer” means an insurance company duly authorized and licensed where required by law to transact insurance business and approved as an insurer by Fannie Mae or Freddie Mac or GNMA, as applicable.
“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by any Seller Party, Servicer or any other person or entity with respect to a Purchased Asset or Contributed REO Property. Records shall include the Mortgage Notes, any Mortgages, the Asset Files, the Deeds, the credit files related to the Purchased Asset and any other instruments necessary to document or service a Mortgage Loan or REO Property.
“Register” has the meaning assigned to such term in Section 22 hereof.
“REO Property” means real property acquired by REO Subsidiary through foreclosure of a HECM Buyout or by deed in lieu of such foreclosure.
“REO Subsidiary” means RMS REO CS, LLC, a Delaware limited liability company.
“REO Subsidiary Agreement” means the limited liability company agreement, dated as of February 23, 2016, between RMS REO CS, LLC and Reverse Mortgage Solutions, Inc., as the same may be amended, restated, supplemented or otherwise modified from time to time.
“REO Subsidiary Interests” means any and all of the Capital Stock of the REO Subsidiary.
“REO Subsidiary Repurchase Assets” has the meaning set forth in Section 8(a)(2) hereof.
“Repledge Transaction” has the meaning set forth in Section 18 hereof.
“Repledgee” means each Repledgee identified by the Administrative Agent from time to time.
“Reporting Date” means the seventh (7th) Business Day of each month.
“Repurchase Assets” has the meaning assigned to such term in Section 8 hereof.
“Repurchase Date” means the earliest of (a) the Termination Date, (b) the date requested pursuant to Section 4(a), (c) any Optional Repurchase Date, or (d) the date determined by application of Section 16 hereof.
“Repurchase Price” means the price at which (a) Purchased Assets are to be transferred from Administrative Agent for the benefit of Buyers, to Seller termination of any Transaction or (b) the REO Subsidiary Interests are to be reduced in value with respect to Contributed REO Properties, released therefrom to Seller upon an Optional Repurchase or termination of a Transaction, each of which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price for such Purchased Asset or Contributed REO Property and the accrued but unpaid Price Differential relating to such Purchased Asset or Contributed REO Property as of the date of such determination.
“Request for Certification” means a notice sent to the Custodian reflecting that one or more of the Transaction Mortgage Loans or REO Properties shall be made subject to a Transaction with the Administrative Agent for the benefit of Buyers hereunder.
“Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, any vice president, senior vice president or financial officer primarily responsible for financial matters.
“S&P” means Standard & Poor’s Ratings Services, or any successor thereto.
“Scheduled HECM Payments” shall mean, on any date, the term or tenure monthly disbursements made to the borrower of an FHA HECM.
“SEC” means the Securities and Exchange Commission, or any successor thereto.
“Seller” means Reverse Mortgage Solutions, Inc. or its permitted successors and assigns.
“Seller Party(ies)” means, individually or collectively, as applicable, Seller and/or REO Subsidiary, as applicable.
“Servicer” means any servicer or subservicer approved by Administrative Agent in its sole discretion, which may be Seller.
“Servicer Advance” means a Delinquency Advance or a Protective Advance, which advances shall be owned by the Seller, and to the extent first advanced by Servicer shall be reimbursed by Seller pursuant to the terms of the Servicing Agreement. For the avoidance of doubt, the rights of Servicer to reimbursement are a contractual right derived solely from the Servicing Agreement and shall be subordinated to the rights of the Seller Parties, and Administrative Agent on behalf of Buyers hereunder.
“Servicer Notice” means the notice acknowledged by a third party Servicer substantially in the form of Exhibit J hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Servicing Agreement” means any servicing agreement entered into between Seller and a third party Servicer with respect to any Purchased Assets or Contributed REO Properties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Servicing Rights” means the rights of any Person to administer, service or subservice, the Transaction Mortgage Loans or REO Properties or to possess related Records.
“Settlement Agent” means, with respect to any Transaction the subject of which is a Wet‑Ink Mortgage Loan, the entity approved by Administrative Agent, in its sole good‑faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet‑Ink Mortgage Loan is being originated. A Settlement Agent is deemed approved unless Administrative Agent notifies Seller otherwise at any time electronically or in writing.
“SIPA” means the Securities Investor Protection Act of 1970, as amended from time to time.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, trust or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership, trust or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership, trust or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Take‑out Commitment” means a commitment of Seller to either (a) sell one or more identified Transaction Mortgage Loans (other than a HECM Buyout) to a Take‑out Investor or (b) (i) swap one or more identified Transaction Mortgage Loans (other than a HECM Buyout) with a Take‑out Investor that is an Agency for an Agency Security, and (ii) sell the related Agency Security to a Take‑out Investor, and in each case, the corresponding Take‑out Investor’s commitment back to Seller to effectuate any of the foregoing, as applicable. With respect to any Take‑out Commitment with an Agency, the applicable agency documents list Administrative Agent or Administrative Agent’s agent from an intercreditor agreement as sole subscriber.
“Take‑out Investor” means (a) an Agency or (b) other institution which has made a Take‑out Commitment that has not been rejected in writing by Administrative Agent for the benefit of Buyers.
“Taxes” means any and all present or future taxes (including social security contributions and value added taxes), levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), withholdings (including backup withholding), assessments, fees or other charges of any nature whatsoever imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earlier of (a) February 20, 2018, and (b) the date of the occurrence of an Event of Default.
“Test Period” has the meaning assigned to such term in the Pricing Side Letter.
“TILA-RESPA Integrated Disclosure Rule” means the Truth-in-Lending Act and Real Estate Settlement Procedures Act Integrated Disclosure Rule, adopted by the Consumer Finance Protection Bureau, which is effective for residential mortgage loan applications received on or after October 3, 2015.
“Trade Assignment” means an assignment to Administrative Agent for the benefit of Buyers under an intercreditor agreement of a forward trade between a Take‑out Investor and Seller with respect to one or more Transaction Mortgage Loans that are Pooled Mortgage Loans substantially in the form of Exhibit B hereto.
“Transaction” has the meaning set forth in Section 1 hereof.
“Transaction Mortgage Loan” means a Mortgage Loan which is subject to a Transaction under this Agreement.
“Transaction Request” means a request via email from Seller to Administrative Agent notifying Administrative Agent that Seller wishes to enter into a Transaction, including a Purchase Price Increase, hereunder that indicates that it is a Transaction Request under this Agreement and that contains language substantially in the form attached hereto as Exhibit A. For the avoidance of doubt, a Transaction Request may refer to multiple Mortgage Loans; provided that each Mortgage Loan shall be deemed to be subject to its own Transaction.
“Transaction Subsidiary” means RMS CS Repo Trust 2016.
“Trust Receipt” means, with respect to any Transaction as of any date, a receipt in the form attached as an exhibit to the Custodial Agreement.
“Underwriting Guidelines” means the standards, procedures and guidelines which conform to the guidelines of the applicable Agency of the Seller for underwriting and acquiring Mortgage Loans, which are set forth in the written policies and procedures of the Seller, a copy of which have been provided to Administrative Agent and such other guidelines as are identified to and approved in writing by Administrative Agent.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.
“Unscheduled HECM Payments” shall mean, on any date, any disbursement made to a borrower of an FHA HECM under the terms of the related FHA HECM documents other than a Scheduled HECM Payment.
“VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.
“VA Approved Lender” means a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.
“VA Loan” means a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate.
“VA Loan Guaranty Agreement” means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.
“VA Regulations” means the regulations promulgated by the U.S. Department of Veterans Affairs and codified in Title 38 Code of Federal Regulations, and other U.S. Department of Veterans Affairs issuances relating to VA Loans, including the related handbooks, circulars, notices and mortgagee letters.
“Warehouse Indebtedness” means Indebtedness of Seller in connection with any repurchase, warehouse, gestation, early purchase or similar facility.
“Wet‑Ink Delivery Date” has the meaning assigned to such term in the Pricing Side Letter.
“Wet‑Ink Documents” means, with respect to any Wet‑Ink Mortgage Loan, the (a) Transaction Request and (b) the Asset Schedule.
“Wet‑Ink Mortgage Loan” means a Transaction Mortgage Loan which is being made subject to a Transaction simultaneously with the origination thereof.
“Wire Instruction Data” has the meaning assigned to such term in the Custodial Agreement.
3.    Program; Initiation of Transactions
a.    On the initial Purchase Date, Administrative Agent on behalf of Buyers purchased the REO Subsidiary Interests. From time to time, Seller may request, and Administrative Agent for the benefit of Buyers (i) will facilitate the purchase by Buyers from Seller of certain Transaction Mortgage Loans that have been either originated by Seller or purchased by Seller from other originators and (ii) may fund additional Purchase Price Increases in connection with the conveyance of Contributed REO Properties to the REO Subsidiary and the corresponding increases of the Purchase Price on account of the REO Subsidiary Interests. This Agreement is a commitment by Committed Buyer to enter into Transactions with Seller up to an aggregate amount equal to the Maximum Committed Purchase Price. This Agreement is not a commitment by Administrative Agent on behalf of Buyers to enter into Transactions with Seller for amounts exceeding the Maximum Committed Purchase Price, but rather, sets forth the procedures to be used in connection with periodic requests for Administrative Agent on behalf of Buyers to enter into Transactions with Seller. Seller hereby acknowledges that, beyond the Maximum Committed Purchase Price, Administrative Agent on behalf of Buyers is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement; provided that once Administrative Agent for the benefit of Buyers and Seller enter into a Transaction with respect to one or more Transaction Mortgage Loans or Contributed REO Properties that would in the aggregate exceed the Maximum Committed Purchase Price, Administrative Agent shall not require Seller to repurchase any such Transaction Mortgage Loans or Contributed REO Properties unless such repurchase is otherwise permitted by the terms of this Agreement. All Transaction Mortgage Loans shall exceed or meet the Underwriting Guidelines, and shall be serviced by Seller or Servicer, as applicable. The aggregate Purchase Price of the Purchased Assets (adjusted for any Purchase Price Increases or reductions in Purchase Price, as applicable) subject to outstanding Transactions shall not exceed the Maximum Aggregate Purchase Price.
b.    Seller shall request that Administrative Agent enter into a Transaction with respect to Transaction Mortgage Loans by delivering (i) to Administrative Agent, a Transaction Request (A) one (1) Business Day prior to the proposed Purchase Date for Mortgage Loans that are not Wet‑Ink Mortgage Loans or (B) by 3:30 p.m. (New York City time) on the proposed Purchase Date for Wet‑Ink Mortgage Loans and (ii) to Administrative Agent and Custodian an Asset Schedule in accordance with the Custodial Agreement and (iii) to Administrative Agent, with respect to Wet-Ink Mortgage Loans and Correspondent Mortgage Loans, the Wire Instruction Data in accordance with the Custodial Agreement. In the event the Asset Schedule provided by Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Administrative Agent shall provide written or electronic notice to Seller describing such error and Seller shall correct the computer data, reformat or properly align the computer fields itself and resubmit the Asset Schedule as required herein.
c.    Reserved.
d.    Reserved.
e.    Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, all of Seller’s interest in the applicable Purchased Assets shall pass to, and/or be pledged to, Administrative Agent for the benefit of Buyers on the Purchase Date, against the transfer of the Purchase Price for such Purchased Assets to Seller. Upon transfer of the Purchased Assets to Administrative Agent on behalf of Buyers as set forth in this Section and until termination of any related Transactions or the release of Contributed REO Property as set forth in Sections 4 or 16 of this Agreement, ownership of each Purchased Asset, including beneficial ownership interest in the related Contributed REO Property and each document in the related Asset File and Records, is vested in the Buyers; provided that, prior to the recordation by the Custodian as provided for in the Custodial Agreement, record title in the name of Seller to each Transaction Mortgage Loan shall be retained by Seller in trust and as Nominee, for the Administrative Agent for the benefit of Buyers, for the sole purpose of facilitating the servicing and the supervision of the servicing of the Transaction Mortgage Loans.
f.    With respect to each Wet‑Ink Mortgage Loan, by no later than the Wet‑Ink Delivery Date, Seller shall cause the related Settlement Agent to deliver to the Custodian the remaining documents in the Asset File, as more particularly set forth in the Custodial Agreement.
4.    Repurchase; Conversion to REO Property
a.    Seller shall repurchase the Purchased Assets from Administrative Agent for the benefit of Buyers on the Termination Date. In addition, Seller may repurchase Purchased Assets or effect an Optional Repurchase with respect to Purchased Assets or Contributed REO Property without penalty or premium on any date pursuant to Section 4(b) below. If Seller intends to make such a repurchase, Seller shall give one (1) Business Day’s prior written notice to Administrative Agent, designating the Purchased Assets or Contributed REO Property to be repurchased. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset or Contributed REO Property (but liquidation or foreclosure proceeds received by Administrative Agent shall be applied to reduce the Repurchase Price for such Purchased Asset or Contributed REO Property on each Payment Date except as otherwise provided herein). Seller is obligated to repurchase and take physical possession of the Purchased Assets or Contributed REO Property and related Asset Files from Administrative Agent or its designee (including the Custodian) at Seller’s expense on the related Repurchase Date.
b.    When any Purchased Asset or Contributed REO Property is desired by Seller to be released, sold or otherwise liquidated, Seller shall make payment to Administrative Agent for the benefit of Buyers of the applicable Repurchase Price attributable to such Purchased Asset or Contributed REO Properties, supporting the portion of the Purchase Price of the Transaction related to such Purchased Asset or Contributed REO Property, as applicable, in order to prepay the applicable Repurchase Price (an “Optional Repurchase”) in an amount equal to the applicable Repurchase Price on each date such Purchased Assets or Contributed REO Properties, as applicable, are desired to be repurchased, sold or otherwise liquidated (each, an “Optional Repurchase Date”). Such payment shall serve as a partial prepayment of the Repurchase Price in connection with the Transaction with respect to such Purchased Assets or Contributed REO Properties, as applicable. Seller shall pay the applicable Repurchase Price and take (or cause its designee to take) physical possession of the Purchased Assets or Contributed REO Properties, as applicable from the Seller, the REO Subsidiary or their respective designees (including the Custodian) at Seller’s expense on the related Optional Repurchase Date. Immediately following such payment, the related Purchased Asset or Contributed REO Property, as applicable, shall cease to be subject to this Agreement or the other Program Agreements, and Administrative Agent, any Repledgee or assignee of Buyer, as the case may be, shall be deemed to have released all of its interests in such Purchased Asset or Contributed REO Property, as applicable, without further action by any Person and shall direct Custodian to release the related Asset File to the Seller or its designee pursuant to the Custodial Agreement, failing which Seller may direct the Custodian or any other custodian to release the related Asset File to the Seller.
c.    Provided that no Default shall have occurred and is continuing, and Administrative Agent has received the related Repurchase Price upon repurchase of the Purchased Assets or release of Contributed REO Property from the REO Subsidiary, as applicable, Administrative Agent and Buyers agree to release (or permit the release of) their ownership interest hereunder, as applicable in the Purchased Assets or lien on the Contributed REO Property (including the Repurchase Assets related thereto), as applicable, at the request of Seller. The applicable Purchased Assets or Contributed REO Properties (including the Repurchase Assets related thereto) shall be delivered to Seller free and clear of any lien, encumbrance or claim of Administrative Agent or the Buyers. With respect to payments in full by the related Mortgagor of a Transaction Mortgage Loan, Seller agrees to immediately remit (or cause to be remitted) to Administrative Agent for the benefit of Buyers the Repurchase Price with respect to such Transaction Mortgage Loan. Administrative Agent and Buyers agree to release the Transaction Mortgage Loans which have been prepaid in full after receipt of evidence of compliance with the immediately preceding sentence.
d.    Pursuant to that certain Flow Assignment Agreement between Seller, as assignor and REO Subsidiary, as assignee, the Seller may from time to time assign certain Transaction Mortgage Loans to the REO Subsidiary. Upon the assignment of any such Transaction Mortgage Loan to the REO Subsidiary, Seller and the REO Subsidiary shall provide notice thereof to Administrative Agent and deliver to Administrative Agent an updated Asset Schedule showing updated ownership of Transaction Mortgage Loans subject to a Transaction. Any such assignment shall be made subject to the Lien of Administrative Agent on for the benefit of Buyers hereunder.
e.    Promptly upon a HECM Buyout becoming an REO Property as contemplated by Section 8, Seller shall (i) notify Administrative Agent in writing that such HECM Buyout has become an REO Property and the value attributed to such REO Property by Seller, (ii) deliver to Administrative Agent and Custodian an Asset Schedule with respect to such REO Property, (iii) be deemed to make the representations and warranties listed on Schedule 1-C hereto with respect to such REO Property, and (iv) the Purchase Price on account of such Transaction Mortgage Loans shall be decreased and the Purchase Price on account of the REO Subsidiary Interests shall be increased by the same amount. Such REO Property (x) shall be deemed a Contributed REO Property owned by the REO Subsidiary hereunder and its Asset Value as determined by Administrative Agent shall be included in the Asset Value of the REO Subsidiary Interests and (y) to the extent that such conversion results in a Margin Deficit, Seller shall pay such amount in accordance with Section 6.
5.    Price Differential
a.    On each Business Day that a Transaction is outstanding, the applicable Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Payment Date. Two (2) Business Days prior to the Payment Date, Administrative Agent shall give Seller written or electronic notice of the amount of the Price Differential due on such Payment Date. On the Payment Date, Seller shall pay to Administrative Agent the Price Differential for the benefit of Buyers for such Payment Date (along with any other amounts to be paid pursuant to Section 7 hereof and Section 3 of the Pricing Side Letter), by wire transfer in immediately available funds.
b.    If Seller fails to pay all or part of the Price Differential by 3:00 p.m. (New York City time) on the related Payment Date, with respect to any Purchased Asset, Seller shall be obligated to pay to Administrative Agent for the benefit of Buyers (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post-Default Rate until the Price Differential is received in full by Administrative Agent for the benefit of Buyers.
6.    Margin Maintenance
a.    If at any time the outstanding Purchase Price allocated to any Purchased Asset or Contributed REO Property subject to a Transaction is greater than the Asset Value allocated to such Purchased Asset or Contributed REO Property subject to a Transaction (a “Margin Deficit”), then Administrative Agent may by notice to Seller require Seller to transfer to Administrative Agent for the benefit of Buyers cash in an amount at least equal to the Margin Deficit (such requirement, a “Margin Call”).
b.    Notice delivered pursuant to Section 6(a) above may be given by any written or electronic means. Any notice given before 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on such Business Day; notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day (the foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines”). The failure of Administrative Agent, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Administrative Agent to do so at a later date. Seller and Administrative Agent each agree that a failure or delay by Administrative Agent to exercise its rights hereunder shall not limit or waive Administrative Agent’s or Buyers’ rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.
c.    In the event that a Margin Deficit exists with respect to any Purchased Asset or Contributed REO Property, Administrative Agent may retain any funds received by it to which the Seller would otherwise be entitled hereunder, which funds (i) shall be held by Administrative Agent against the related Margin Deficit for a Purchased Asset or Contributed REO Property and (ii) may be applied by Administrative Agent against the Allocated Repurchase Price related to such Purchased Asset or Contributed REO Property for which the related Margin Deficit remains otherwise unsatisfied. Notwithstanding the foregoing, the Administrative Agent retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6.
7.    Income Payments
a.    All Income received on account of the Purchased Assets and Contributed REO Property during the term of a Transaction shall be the property of Administrative Agent for the benefit of Buyers.
b.    Notwithstanding that certain Contributed REO Property is owned by the REO Subsidiary, the Seller, as Nominee, shall be listed as the mortgagee of record and shall deposit all claims submitted on account of HECM Buyout into the payee account (the “Clearing Account”) and shall transfer all such amounts so received into the Inbound Account as set forth below.
c.    With respect to HECM Buyout and Contributed REO Properties, Seller shall, and shall cause the applicable Servicer to, deposit all Income related to any (x) prepayment of principal in full with respect to any Transaction Mortgage Loan, (y) HUD claim payments or (z) liquidation proceeds from any REO Property into the Inbound Account (x) within one (1) Business Day following receipt thereof if received by 3:00 p.m. (New York City time) and (y) within two (2) Business Days following receipt thereof if received after 3:00 p.m. (New York City time). To the extent HUD deducts from amounts otherwise due on account of a HECM Buyout subject to the Agreement, any amounts owing by Servicer to HUD, Seller shall give prompt written notice thereof to Administrative Agent and shall deposit, within one (1) Business Day following notice or knowledge of such deduction by HUD, such deducted amounts into the Inbound Account. Provided no Event of Default has occurred and is continuing, funds deposited in the Inbound Account shall be held therein and shall be applied on each Payment Date following receipt thereof prior to the occurrence of an Event of Default as follows:
(1)    first, to Administrative Agent for the benefit of Buyers on account of unpaid fees, expenses, indemnity amounts, Price Differential and any other amounts then due and owing to the Administrative Agent for the benefit of Buyers (including, without limitation, any amount sufficient to eliminate any outstanding Margin Deficit ) from the Seller under this Agreement; and
(2)    second, all remaining amounts (if any), to the Seller.
d.    Notwithstanding any provision to the contrary in this Section 7, (i) upon the occurrence and continuance of an Event of Default or on the Termination Date, Seller shall and shall cause Servicer to deposit all Income to the Inbound Account upon receipt thereof and Administrative Agent shall apply all Income in the Inbound Account to reduce the Obligations hereunder to zero; and (ii) within one (1) Business Day after receipt by Seller of any (x) prepayment of principal in full with respect to any Transaction Mortgage Loan, (y) HUD claims payments or (z) liquidation proceeds from any REO Property, Seller shall remit such amount to Administrative Agent for the benefit of Buyers and Administrative Agent shall apply any such amount received by Administrative Agent for the benefit of Buyers to reduce the amount of the Repurchase Price due upon termination of the related Transaction.
8.    Security Interest
a.    Conveyance; Security Interest; REO Property.
(1)    On each Purchase Date, Seller hereby sells, assigns and conveys all of Seller’s rights and interests in the Purchased Assets, including, without limitation, the beneficial interests in the Contributed REO Property identified on the related Asset Schedule, the related Repurchase Assets and the related Servicing Rights and Asset Documents to Administrative Agent for the benefit of Buyers and Repledgees. Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Administrative Agent as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Administrative Agent a fully perfected first priority security interest in the Purchased Assets (including, without limitation, all Scheduled HECM Payments, all Unscheduled HECM Payments and all MIP Payments), including related Servicing Rights, Servicer Advances payable by HUD and/or VA, all debenture interest payable by HUD on account of any HECM Buyout, and Asset Documents, the beneficial interest in the Contributed REO Property, any Agency Security or right to receive such Agency Security when issued to the extent backed by any of the Purchased Assets and Contributed REO Property, the Records, the Program Agreements (to the extent such Program Agreements and Seller’s rights thereunder relate to the Purchased Assets or Contributed REO Property), any related Take‑out Commitments, any Property relating to the Purchased Assets or Contributed REO Property, all insurance policies and insurance proceeds relating to any Purchased Asset, Contributed REO Property or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance and FHA Mortgage Insurance Contracts and VA Loan Guaranty Agreements (if any), Income, Interest Rate Protection Agreements, accounts (including any interest of Seller in escrow accounts) and any other contract rights (other than those rights retained by GNMA pursuant to the GNMA Guide), instruments, accounts, payments, rights to payment (including payments of interest or finance charges), general intangibles related to the Purchased Assets, and other assets relating to the Purchased Assets or Contributed REO Property (including, without limitation, any other accounts) or any interest in the Purchased Assets or Contributed REO Property, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt and/or delivered to Administrative Agent pursuant to a Transaction, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Primary Repurchase Assets”).
(2)    In order to further secure the Obligations hereunder, REO Subsidiary hereby grants, assigns and pledges to Administrative Agent a fully perfected first priority security interest in the REO Properties, all related Servicing Rights, Asset Documents, the Records, the Program Agreements (to the extent such Program Agreements and REO Subsidiary’s rights thereunder relate to the REO Properties), any related Take-out Commitments, any Property relating to the REO Properties, all insurance policies and insurance proceeds relating to any REO Property, as applicable, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance and FHA Mortgage Insurance Contracts and VA Loan Guaranty Agreements (if any), Income, Interest Rate Protection Agreements, accounts (including any interest of REO Subsidiary in escrow accounts) and any other contract rights (other than those rights retained by GNMA pursuant to the GNMA Guide), instruments, accounts, payments, rights to payment (including payments of interest or finance charges), general intangibles and other assets relating to the REO Properties (including, without limitation, any other accounts) or any interest in the REO Properties, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt and/or delivered to Administrative Agent pursuant to a Transaction, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “REO Subsidiary Repurchase Assets” and together with the Primary Repurchase Assets, the “Repurchase Assets”).
(3)    The provisions of paragraphs (a), (b) and (c) are intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and transactions hereunder as defined under Section 101(47)(v) and 741(7)(xi) of the Bankruptcy Code, and are further intended to be a guaranty of the Obligations to the Buyer by the REO Subsidiary, to the extent of its Repurchase Assets.
b.    Release of Security Interest upon Sale. Notwithstanding the foregoing, upon the repurchase of any Purchased Asset by the Seller or release of a Contributed REO Property from the REO Subsidiary or the sale of a Purchased Asset or Contributed REO Property to any third party and receipt by Administrative Agent for the benefit of Buyers and Repledgees in each case of the related Repurchase Price, the security interest of Administrative Agent for the benefit of Buyers and Repledgees in such Purchased Asset or Contributed REO Property and all related Repurchase Assets will be released with no further action on the part of Administrative Agent, Seller or REO Subsidiary.
c.    Acquisition of REO Property. If the REO Subsidiary acquires any REO Property by extinguishing any Mortgage Note in connection with the foreclosure of the related Transaction Mortgage Loan, transferring the real property underlying the Mortgage Note in lieu of foreclosure or otherwise transferring of such real property, the REO Subsidiary shall cause such real property to be taken by Deed, or by means of such instruments as is provided by the Governmental Authority governing the transfer, or right to request transfer and issuance of the Deed, or such instrument as is provided by the related Governmental Authority, or to be acquired through foreclosure sale in the jurisdiction in which the REO Property is located, in the name of the Nominee in accordance with Section 43 hereof.
d.    REO Subsidiary Interests as Securities. The parties acknowledge and agree that the REO Subsidiary Interests shall constitute and remain “securities” as defined in Section 8-102 of the Uniform Commercial Code; Seller Parties covenant and agree that (i) the REO Subsidiary Interests are not and will not be dealt in or traded on securities exchanges or securities markets, and (ii) the REO Subsidiary Interests are not and will not be investment company securities within the meaning of Section 8-103 of the Uniform Commercial Code. Seller shall, at its sole cost and expense, take all steps as may be necessary in connection with the re-registration, indorsement, transfer, delivery and pledge of all REO Subsidiary Interests to Administrative Agent for the benefit of Buyers.
e.    Additional Interests. If Seller shall, as a result of ownership of the REO Subsidiary Interests, become entitled to receive or shall receive any certificate evidencing any REO Subsidiary Interests or other equity interest, any option rights, or any equity interest in the REO Subsidiary Interests, whether in addition to, in substitution for, as a conversion of, or in exchange for the REO Subsidiary Interests, or otherwise in respect thereof, Seller shall accept the same as the Administrative Agent’s agent, hold the same in trust for the Administrative Agent and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by the Seller to the Administrative Agent for the benefit of Buyers, if required, together with an undated transfer power, if required, covering such certificate duly executed in blank, or if requested, deliver the Certificate re-registered in the name of Administrative Agent for the benefit of Buyers, to be held by the Administrative Agent subject to the terms hereof as additional security for the Obligations. Any sums paid upon or in respect of the REO Subsidiary Interests upon the liquidation or dissolution of the REO Subsidiary, or otherwise shall be paid over to the Administrative Agent as additional security for the Obligations. If following the occurrence and during the continuation of an Event of Default, any sums of money or property so paid or distributed in respect of the REO Subsidiary Interests shall be received by Seller, Seller shall, until such money or property is paid or delivered to the Administrative Agent for the benefit of Buyers, hold such money or property in trust for the Administrative Agent for the benefit of Buyers segregated from other funds of Seller as additional security for the Obligations.
f.    Voting Rights. Subject to this Section, Administrative Agent as the holder, may exercise all voting and member rights with respect to the REO Subsidiary Interests. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, (a) Administrative Agent shall notify and consult with Seller prior to the exercise of any rights under this Section, and (b) Seller will have the right to direct Administrative Agent, with respect to any action or inaction related to the REO Subsidiary Interests (in the event any action is requested or required to be taken), and the Administrative Agent shall comply with such direction unless the Administrative Agent determines in its good faith discretion that such compliance with such direction will result in a Material Adverse Effect or conflict with any Program Agreement. In no event shall Administrative Agent be required to vote or exercise any right or take any other action which would impair the REO Subsidiary Interests or which would be inconsistent with or result in a violation of any provision of this Agreement. Without limiting the generality of the foregoing, Administrative Agent shall have no obligation (other than as expressly set forth in this Agreement) to (i) vote to enable, or take any other action to permit, the REO Subsidiary to issue any interests of any nature or to issue any other interests convertible into or granting the right to purchase or exchange for any interests of such entity; (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the REO Subsidiary Interests; or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, the Seller’s interest in the Purchased Assets except for the Lien provided for by this Agreement. In no event shall Buyer enter into any agreement or undertaking restricting the right or ability of Seller to sell, assign or transfer the Purchased Assets prior to an Event of Default. For the avoidance of doubt, prior to the occurrence and continuance of an Event of Default, the REO Subsidiary shall not need the consent of Administrative Agent with respect to the day-to-day operations thereof and any related resolution required to verify authority for such transactions, so long as such day-to-day operations are performed in accordance with the terms of the REO Subsidiary Agreement and this Agreement, as applicable.
g.    Servicing Rights. Each Seller Party acknowledges that it has no rights to service the Transaction Mortgage Loans and Contributed REO Properties, except as required hereunder. Without limiting the generality of the foregoing and in the event that any Seller Party is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, subject and subordinate to any rights retained by GNMA in the Servicing Rights or any prohibition on the grant of a security interest in the Servicing Rights without the prior express written approval of GNMA, each Seller Party grants, assigns and pledges to Administrative Agent, for its benefit and the benefit of each applicable Buyer, a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.
h.    Financing Statements. Seller Parties agree to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Administrative Agent’s security interest created hereby. Furthermore, the Seller Parties hereby authorize the Administrative Agent to file financing statements relating to the Repurchase Assets, as the Administrative Agent, at its option, may deem appropriate. The Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.
i.    Powers of Attorney. In addition to the foregoing, each Seller Party agrees to execute a Power of Attorney, in the form of Exhibit D hereto, to be delivered on the date hereof which may be used only in accordance with Section 28 hereof.
j.    Intent. The foregoing provisions in this Section 8 are each intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.
k.    The parties acknowledge and agree that the intent of the parties is for the Seller to grant a Lien to Administrative Agent for the benefit of Buyers on the REO Subsidiary Repurchase Assets prior to such REO Subsidiary Repurchase Assets having been conveyed to the REO Subsidiary and that the REO Subsidiary is acquiring any REO Subsidiary Repurchase Assets subject to and subordinate to Administrative Agent’s Lien hereunder. It is further intended that simultaneous with the acquisition by the REO Subsidiary of the REO Subsidiary Assets, as applicable, the REO Subsidiary intends to grant a Lien on such REO Subsidiary Repurchase Assets to Administrative Agent hereunder.
9.    Payment and Transfer
Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set‑off or counterclaim, to Administrative Agent at the following account maintained by Administrative Agent: Account No. 31018027, for the account of CS ADMINISTRATIVE AGENT/REVERSE MORTG INBOUND, Citibank, ABA No. 021 000 089 or such other account as Administrative Agent shall specify to Seller in writing. Each Seller Party acknowledges that it has no rights of withdrawal from the foregoing account. All Repurchase Assets transferred by one party hereto to the other party shall be in the case of a purchase by a Buyer in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as Administrative Agent may reasonably request. All Repurchase Assets shall be evidenced by a Trust Receipt or Certificate. Any Repurchase Price received by Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day.
10.    Conditions Precedent
a.    Continuing Transaction. As conditions precedent to the continuing Transactions, Administrative Agent shall have received on or before the date hereof the following, in form and substance satisfactory to Administrative Agent and duly executed by each Seller Party and each other party thereto:
(1)    Program Agreements. The Program Agreements duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.
(2)    Security Interest. Evidence that all other actions necessary or, in the opinion of Administrative Agent, desirable to perfect and protect Administrative Agent’s and Buyers’ interest in the Purchased Assets and other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC‑1 and UCC-3, as applicable.
(3)    Organizational Documents. A certificate of the duly authorized Person of each Seller Party, attaching certified copies of each Seller Party’s organizational documents and resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary action or governmental approvals as may be required in connection with the Program Agreements.
(4)    Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of each Seller Party, dated as of no earlier than the date ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.
(5)    Incumbency Certificate. An incumbency certificate of each Seller Party, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.
(6)    Opinion of Counsel. An opinion of each Seller Party’s counsel, in form and substance acceptable to Administrative Agent, including, without limitation (i) the enforceability opinion with respect to each Seller Party, including an Investment Company Act opinion indicating that no Seller Party nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”) and that it is not necessary to register the REO Subsidiary under the Investment Company Act, for reasons specified in such opinion other than the exemption provided by Section 3(c)(1) or Section 3(c)(7) thereof; (ii) a Bankruptcy Code opinion of counsel to Seller Parties with respect to matters outlined in Section 26(e) hereof and (iii) the creation, perfection and priority opinion with respect to each Seller Party.
(7)    Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines.
(8)    Fees. Payment of any fees due to Administrative Agent and Buyers hereunder.
(9)    Reserved.
b.    All Transactions. The obligation of Administrative Agent for the benefit of Buyers to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:
(1)    Due Diligence Review. Without limiting the generality of Section 34 hereof, Administrative Agent and Buyers shall have completed, to its satisfaction, its due diligence review of the related Purchased Assets, Contributed REO Properties, Seller, REO Subsidiary and the Servicer.
(2)    Required Documents.
(a)    With respect to each Transaction Mortgage Loan that is not a Wet‑Ink Mortgage Loan, the Asset File has been delivered to the Custodian in accordance with the Custodial Agreement.
(b)    With respect to each Wet‑Ink Mortgage Loan, the Wet‑Ink Documents have been delivered to Administrative Agent or Custodian, as the case may be, in accordance with the Custodial Agreement.
(c)    With respect to each Correspondent Mortgage Loan which the Correspondent Seller is selling to Seller simultaneously with such Correspondent Mortgage Loan becoming a Transaction Mortgage Loan, Seller shall have delivered to the Administrative Agent the Seller Wire Instruction Data in accordance with the terms of the Custodial Agreement.
(d)    With respect to each Correspondent Mortgage Loan, Administrative Agent shall have received a Correspondent Seller Release for such Transaction Mortgage Loan that is duly executed and delivered by the related Correspondent Seller by no later than the time set forth in Section 3(b) hereof.
(3)    Transaction Documents. Administrative Agent or its designee shall have received on or before the day of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Administrative Agent and (if applicable) duly executed:
(a)    A Transaction Request and Asset Schedule delivered by Seller pursuant to Section 3.b) hereof.
(b)    The Request for Certification and the related Asset Schedule delivered by Seller, and the Trust Receipt and Custodial Asset Schedule delivered by Custodian.
(c)    Such certificates, customary opinions of counsel or other documents as Administrative Agent may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Administrative Agent in good faith; provided further that Seller may provide such opinions of counsel or other documents to Administrative Agent within five (5) Business Days following such Purchase Date.
(4)    No Default. No Default or Event of Default shall have occurred and be continuing.
(5)    Requirements of Law. Neither Administrative Agent nor Buyers shall have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Administrative Agent or any Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Administrative Agent or any Buyer to enter into Transactions with a Pricing Rate based on Base Rate.
(6)    Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Seller Party in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(7)    Electronic Tracking Agreement. To the extent any Transaction Mortgage Loans are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.
(8)    Releases. Administrative Agent shall have received a warehouse lender’s release or other document acceptable to Administrative Agent in its sole discretion evidencing the release and conveyance of the loan to Seller.
(9)    Material Adverse Change. None of the following shall have occurred and/or be continuing (it being understood that Administrative Agent will make the following determinations acting in good faith):
(a)    Credit Suisse AG, New York Branch’s corporate bond rating as calculated by S&P or Moody’s has been lowered or downgraded to a rating below investment grade by S&P or Moody’s;
(b)    an event or events shall have occurred in the good faith determination of a Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in such Buyer not being able to finance Transaction Mortgage Loans or REO Properties through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or
(c)    an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in such Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or
(d)    there shall have occurred a material adverse change in the financial condition of a Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of such Buyer to fund its obligations under this Agreement.
(10)    UCC-3 Filing. Seller shall have filed or cause to be filed a Uniform Commercial Code Financing Statement on form UCC-3 to amend that certain initial filing No. 2012-4577468 in form and substance acceptable to Buyer in its sole discretion no later than thirty (30) Business Days following the Effective Date.
(11)    Insurance. Evidence that Seller has added Administrative Agent as an additional loss payee under the Seller’s Fidelity Insurance no later than ten (10) Business Days following the Effective Date.
11.    Program; Costs
a.    Seller shall reimburse Administrative Agent and Buyers for any of Administrative Agent’s and Buyers’ reasonable out-of-pocket costs, including due diligence review costs and reasonable attorney’s fees, incurred by Administrative Agent and Buyers in determining the acceptability to Administrative Agent and Buyers of any Repurchase Assets; provided that Administrative Agent shall provide notice to Seller at such time such out-of-pocket costs and expenses reaches $25,000; provided, however, that failure to deliver such notice shall not affect Seller’s obligations hereunder. Seller shall also pay, or reimburse Administrative Agent and Buyers if Administrative Agent or Buyers shall pay, any termination fee, which may be due any Servicer. Seller shall pay the fees and expenses of Administrative Agent’s and Buyers’ counsel in connection with the Program Agreements. Legal fees for any subsequent amendments to this Agreement or related documents shall be borne by Seller. Seller shall pay ongoing custodial fees and expenses as set forth in the Custodial Agreement, and any other ongoing fees and expenses under any other Program Agreement.
b.    If any Buyer determines, in good faith, that, due to the introduction of, any change in, or the compliance by such Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to such Buyer in engaging in the present or any future Transactions, then Seller agrees to pay to such Buyer, from time to time, upon demand by such Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by such Buyer to compensate such Buyer for such increased costs.
c.    With respect to any Transaction, Administrative Agent and Buyers may conclusively rely upon, and shall incur no liability to any Seller Party in acting upon, any request or other communication that Administrative Agent and Buyers reasonably believe to have been given or made by a person authorized to enter into a Transaction on such Seller Party’s behalf, whether or not such person is listed on the certificate delivered pursuant to Section 10.a(5) hereof.
d.    Notwithstanding the assignment of the Program Agreements with respect to each Purchased Asset to Administrative Agent for the benefit of Buyers, each Seller Party agrees and covenants with Administrative Agent and Buyers to enforce diligently their rights and remedies set forth in the Program Agreements.
e.    (i) Any payments made by Seller to Administrative Agent, a Buyer or a Buyer assignee or participant hereunder or any Program Agreement shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If Seller shall be required by applicable law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Tax from any sums payable to Administrative Agent, a Buyer or a Buyer assignee or participant, then (i) the Seller shall make such deductions or withholdings and pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; (ii) to the extent the withheld or deducted Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 11(e)) the Administrative Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made; and (iii) the Seller shall notify the Administrative Agent of the amount paid and shall provide the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment within ten (10) days thereafter. Seller shall otherwise indemnify Administrative Agent and such Buyer, within ten (10) days after demand therefor, for any Indemnified Taxes or Other Taxes imposed on Administrative Agent or such Buyer (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 11(e)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.
(ii) Administrative Agent shall cause each Buyer and Buyer assignee and participant to deliver to the Seller, at the time or times reasonably requested by the Seller, such properly completed and executed documentation reasonably requested by the Seller as will permit payments made hereunder to be made without withholding or at a reduced rate of withholding. In addition, Administrative Agent shall cause each Buyer and Buyer assignee and participant, if reasonably requested by Seller, to deliver such other documentation prescribed by applicable law or reasonably requested by the Seller as will enable the Seller to determine whether or not such Buyer or Buyer assignee or participant is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 11, the completion, execution and submission of such documentation (other than such documentation in Section 11(e)(ii)(A), (B) and (C) below) shall not be required if in the Buyer’s or Buyer’s assignee’s or participant’s judgment such completion, execution or submission would subject such Buyer or Buyer assignee or participant to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer or Buyer assignee or participant. Without limiting the generality of the foregoing, Administrative Agent shall cause a Buyer or Buyer assignee or participant to deliver to each of the Seller Parties, to the extent legally entitled to do so:
(A) in the case of a Buyer or Buyer assignee or participant which is a “U.S. Person” as defined in section 7701(a)(30) of the Code, a properly completed and executed Internal Revenue Service (“IRS”) Form W-9 certifying that it is not subject to U.S. federal backup withholding tax;
(B) in the case of a Buyer or Buyer assignee or participant which is not a “U.S. Person” as defined in Code section 7701(a)(30): (I) a properly completed and executed IRS Form W-8BEN or W-8ECI, as appropriate, evidencing entitlement to a zero percent or reduced rate of U.S. federal income tax withholding on any payments made hereunder, (II) in the case of such non-U.S. Person claiming exemption from the withholding of U.S. federal income tax under Code sections 871(h) or 881(c) with respect to payments of “portfolio interest,” a duly executed certificate (a “U.S. Tax Compliance Certificate”) to the effect that such non-U.S. Person is not (x) a “bank” within the meaning of Code section 881(c)(3)(A), (y) a “10 percent shareholder” of Seller or affiliate thereof, within the meaning of Code section 881(c)(3)(B), or (z) a “controlled foreign corporation” described in Code section 881(c)(3)(C), (III) to the extent such non-U.S. person is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such non-U.S. person is a partnership and one or more direct or indirect partners of such non-U.S. person are claiming the portfolio interest exemption, such non-U.S. person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner, and (IV) executed originals of any other form or supplementary documentation prescribed by law as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by law to permit the Seller to determine the withholding or deduction required to be made.
(C) if a payment made to a Buyer or Buyer assignee or participant under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Buyer or assignee or participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Administrative Agent on behalf of such Buyer or assignee or participant shall deliver to the Seller at the time or times prescribed by law and at such time or times reasonably requested by the Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 11(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
The applicable IRS forms referred to above shall be delivered by Administrative Agent on behalf of each applicable Buyer or Buyer assignee or participant on or prior to the date on which such person becomes a Buyer or Buyer assignee or participant under this Agreement, as the case may be, and upon the obsolescence or invalidity of any IRS form previously delivered by it hereunder.
f.    Any indemnification payable by Seller to Administrative Agent or a Buyer or Buyer assignee or participant for Indemnified Taxes or Other Taxes that are imposed on such Buyer or a Buyer assignee or participant, as described in Section 11(e)(i) hereof, shall be paid by Seller within ten (10) days after demand therefor from Administrative Agent. A certificate as to the amount of such payment or liability delivered to the Seller by Administrative Agent on behalf of a Buyer or a Buyer assignee or participant shall be conclusive absent manifest error.
g.    Each party’s obligations under this Section 11 shall survive any assignment of rights by, or the replacement of, a Buyer or a Buyer assignee or participant, and the repayment, satisfaction or discharge of all obligations under any Program Agreement.
h.    Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and Contributed REO Property, and the Purchased Assets, as owned by Seller, and the Contributed REO Properties, as owned by REO Subsidiary, in the absence of an Event of Default by Seller. Administrative Agent on behalf of Buyers and Seller agree that they will treat and report for all tax purposes the Transactions entered into hereunder as one or more loans from a Buyer to Seller secured by the Purchased Assets and Contributed REO Properties, unless otherwise prohibited by law or upon a final determination by any taxing authority that the Transactions are not loans for tax purposes.
12.    Servicing
a.    Each Seller Party, on Administrative Agent’s and Buyers’ behalf, shall contract with Servicer to, or if Seller is the Servicer, Seller shall, service the Transaction Mortgage Loans and Contributed REO Properties for each Seller Party hereunder consistent with the degree of skill and care that Seller customarily requires with respect to similar Transaction Mortgage Loans and Contributed REO Properties owned or managed by it and in accordance with Accepted Servicing Practices. Each Seller Party and Servicer shall (i) comply with all applicable federal, state and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities (if any) hereunder and (iii) not impair the rights of Administrative Agent or Buyers in any Transaction Mortgage Loan or Contributed REO Property or any payment thereunder. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may terminate the servicing of any Transaction Mortgage Loan or Contributed REO Property with the then-existing Servicer in accordance with Section 12.e) hereof.
b.    Each Seller Party shall and shall cause the Servicer to hold or cause to be held all escrow funds collected by such Seller Party and Servicer with respect to any Transaction Mortgage Loans and Contributed REO Properties in trust accounts and shall apply the same for the purposes for which such funds were collected.
c.    Reserved.
d.    In the event there is a third party Servicer other than Seller and upon Administrative Agent’s request, Seller shall provide promptly to Administrative Agent a Servicer Notice addressed to and agreed to by the Servicer of the related Transaction Mortgage Loans and Contributed REO Properties, advising such Servicer of such matters as Administrative Agent may reasonably request, including, without limitation, recognition by the Servicer of Administrative Agent’s and Buyers’ interest in such Transaction Mortgage Loans and Contributed REO Properties and the Servicer’s agreement that upon receipt of notice of an Event of Default from Administrative Agent, it will follow the instructions of Administrative Agent with respect to the Transaction Mortgage Loans and Contributed REO Properties and any related Income with respect thereto.
e.    Upon the occurrence and during the continuance of an Event of Default and upon written notice, Administrative Agent shall have the right to immediately terminate the Servicer’s right to service the Transaction Mortgage Loans and Contributed REO Properties without payment of any penalty or termination fee. Each Seller Party and the Servicer shall cooperate in transferring the servicing of the Transaction Mortgage Loans and Contributed REO Properties to a successor servicer appointed by Administrative Agent on behalf of Buyers in its sole discretion. For the avoidance of doubt any termination of the Servicer’s rights to service by the Administrative Agent as a result of an Event of Default shall be deemed part of an exercise of the Administrative Agent’s rights to cause the liquidation, termination or acceleration of this Agreement.
f.    If any Seller Party should discover that, for any reason whatsoever, such Seller Party or any entity responsible to such Seller Party for managing or servicing any such Transaction Mortgage Loan or Contributed REO Property has failed to perform fully such Seller Party’s obligations under the Program Agreements or any of the obligations of such entities with respect to the Transaction Mortgage Loans and Contributed REO Properties, such Seller Party shall promptly notify Administrative Agent.
g.    Reserved.
h.    For the avoidance of doubt, the Seller Parties do not retain any economic rights to the servicing of the Transaction Mortgage Loans and Contributed REO Properties; provided that Seller shall, and shall cause the Servicer to, continue to service the Transaction Mortgage Loans and Contributed REO Properties hereunder as part of its Obligations hereunder. As such, each Seller Party expressly acknowledges that (i) the Transaction Mortgage Loans are sold to Administrative Agent for the benefit of Buyers on a “servicing released” basis and (ii) the Contributed REO Property is transferred to REO Subsidiary on a “servicing released” basis and pledged to Administrative Agent for the benefit of Buyers on a “servicing released” basis.
13.    Representations and Warranties
a.    Seller represents and warrants to Administrative Agent and Buyers as of the date hereof and as of each Purchase Date for any Transaction that:
(1)    Seller Party Existence. Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware. REO Subsidiary has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware.
(2)    Licenses. Each Seller Party is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect. Each Seller Party has the requisite power and authority and legal right to originate and purchase each Transaction Mortgage Loan (as applicable) and to own, sell and grant a lien on all of its right, title and interest in and to the Transaction Mortgage Loans, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, each Program Agreement and any Transaction Request. Seller is an FHA Approved Mortgagee and, to the extent Seller is originating VA Loans, a VA Approved Lender.
(3)    Power. Each Seller Party has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.
(4)    Due Authorization. Each Seller Party has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable. Each Program Agreement has been (or, in the case of Program Agreements not yet executed, will be) duly authorized, executed and delivered by such Seller Party, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against such Seller Party in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.
(5)    Reserved.
(6)    Event of Default. There exists no Event of Default under Section 15 hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 15 hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.
(7)    Solvency. Each Seller Party is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. No Seller Party is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. The amount of consideration being received by Seller upon the sale of the Purchased Assets to Administrative Agent for the benefit of Buyers constitutes reasonably equivalent value and fair consideration for such Purchased Assets. The amount of consideration being received by Seller upon the transfer of the Contributed REO Properties to REO Subsidiary constitutes reasonably equivalent value and fair consideration for such Contributed REO Properties. Seller is not transferring any Purchased Assets to Administrative Agent for the benefit of Buyers or any Contributed REO Property to REO Subsidiary with any intent to hinder, delay or defraud any of its creditors.
(8)    No Conflicts. The execution, delivery and performance by each Seller Party of each Program Agreement do not conflict with any term or provision of the formation documents or by‑laws of such Seller Party or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to such Seller Party of any court, regulatory body, administrative agency or governmental body having jurisdiction over such Seller Party, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which such Seller Party is a party.
(9)    True and Complete Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of Seller Parties or any Affiliate thereof or any of their officers furnished or to be furnished to Administrative Agent or Buyers in connection with the initial or any ongoing due diligence of any Seller Party or any Affiliate or officer thereof, and the negotiation, preparation, or delivery of the Program Agreements, when taken as a whole, (i) are true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading and (ii) with respect to financial statements, present fairly, in all material respects, the financial condition and results of operations of Seller as of the dates and for the periods indicated. All financial statements have been prepared in accordance with GAAP (other than monthly financial statements solely with respect to footnotes, year‑end adjustments and cash flow statements). Except as disclosed in such financial statements or pursuant to Section 17(b) hereof, Seller is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Effect with respect to Seller.
(10)    Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by any Seller Party of each Program Agreement.
(11)    Litigation. There is no action, proceeding or investigation pending with respect to which any Seller Party has received service of process or, to the best of such Seller Party’s knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by any Program Agreement or (C)  which is reasonably likely to be determined adversely and, if adversely determined, is reasonably likely to materially and adversely affect the validity of the Purchased Assets or Contributed REO Properties or the performance by it of its obligations under, or the validity or enforceability of any Program Agreement.
(12)    Material Adverse Change. There has been no material adverse change in the business, operations, financial condition or properties of any Seller Party or its Affiliates since the date set forth in the most recent financial statements supplied to Administrative Agent as determined by Administrative Agent in its sole discretion.
(13)    Ownership. Upon (a) payment of the Purchase Price and the filing of the financing statement and delivery of the Purchased Assets to the Custodian, delivery to Administrative Agent or Custodian of the originals of the Certificate re-registered in Administrative Agent’s name and the Custodian’s receipt of the related Request for Certification, Administrative Agent shall become the sole owner of the Purchased Assets and have a Lien on the related Repurchase Assets for the benefit of the Buyers and Repledgees, free and clear of all liens and encumbrances and (b) transfer of each Contributed REO Property to REO Subsidiary by Seller, REO Subsidiary shall become the sole owner of the Contributed REO Property transferred thereto, subject to the Lien of the Administrative Agent.
(14)    Underwriting Guidelines. The Underwriting Guidelines provided to Administrative Agent are the true and correct Underwriting Guidelines in all material respects of the Seller.
(15)    Taxes. Each Seller Party and its Subsidiaries have timely filed all material tax returns that are required to be filed by them and have paid all material taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of such Seller Party and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate.
(16)    Investment Company. (i) No Seller Party nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act and (ii) it is not necessary to register the REO Subsidiary under the Investment Company Act, for specified reasons other than the exemption provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.
(17)    Chief Executive Office; Jurisdiction of Organization. On the Effective Date, Seller Parties’ chief executive office, is, and has been, located at 14405 Walters Road, Suite 200, Houston, TX 77014. On the Effective Date, Seller Parties’ jurisdiction of organization is Delaware. Seller shall provide Administrative Agent with thirty (30) days advance notice of any change in any Seller Party’s principal office or place of business or jurisdiction. Seller has no trade name. During the preceding five years, no Seller Party has been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.
(18)    Location of Books and Records. The location where Seller Parties keep their books and records, including all computer tapes and records relating to the Purchased Assets or Contributed REO Properties and the related Repurchase Assets, as applicable, is their chief executive office.
(19)    Adjusted Tangible Net Worth. On the Effective Date, Seller’s Adjusted Tangible Net Worth is not less than the amount set forth in Section 2.1 of the Pricing Side Letter.
(20)    ERISA. Each Plan to which each Seller Party or its Subsidiaries make direct contributions, and, to the knowledge of such Seller Party, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other federal or state law.
(21)    Adverse Selection. No Seller Party has selected the Purchased Assets or Contributed REO Properties in a manner so as to adversely affect Buyers’ interests.
(22)    Reserved.
(23)    Reserved.
(24)    Agency Approvals. With respect to each Agency Security and to the extent necessary, Seller is an FHA Approved Mortgagee and a GNMA approved issuer. Seller is also approved by Fannie Mae as an approved lender and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In each such case, Seller is in good standing, with no event having occurred or Seller having any reason whatsoever to believe or suspect will occur prior to the issuance of the Agency Security or the consummation of the Take-out Commitment, as the case may be, including, without limitation, a change in insurance coverage which would either make Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to HUD or FHA but only to the extent that such notification to the relevant Agency or to HUD or FHA is expected to result in a Material Adverse Effect. Should Seller for any reason cease to possess all such applicable approvals, or should notification to the relevant Agency or to HUD or FHA be required, Seller shall so notify Administrative Agent immediately in writing. Seller may, however, surrender or terminate its status as a Fannie Mae lender/servicer, notwithstanding any term, condition or provisions of this Agreement to the contrary.
(25)    No Reliance. Each Seller Party has made its own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. No Seller Party is relying upon any advice from Administrative Agent or Buyers as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.
(26)    Plan Assets. No Seller Party is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Assets and REO Properties are not “plan assets” within the meaning of 29 CFR §2510.3 101 as amended by Section 3(42) of ERISA, in any Seller Party’s hands, and transactions by or with any Seller Party are not subject to any state or local statute regulating investments or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.
(27)    No Prohibited Persons. No Seller Party nor any of its Affiliates, officers, directors, partners or members, is an entity or person (or to such Seller Party’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).
(28)    Servicing. Seller services the Transaction Mortgage Loans and Contributed REO Properties in accordance with Accepted Servicing Practices.
(29)    Compliance with 1933 Act. Except as contemplated herein, neither Seller nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of any Certificate, any interest in any Certificate or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Certificate, any interest in any Certificate or any other similar security from, or otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of any Certificate under the 1933 Act or which would render the disposition of any Certificate a violation of Section 5 of the 1933 Act or require registration pursuant thereto.
(30)    Margin Regulations. The use of all funds acquired by Seller under this Agreement will not conflict with or contravene any of Regulations D, T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.
b.    With respect to every Purchased Asset and Contributed REO Property, Seller represents and warrants to Administrative Agent and Buyers as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on Schedule 1-A, Schedule 1-B, Schedule 1-C and Schedule 1-D as applicable, is true and correct.
c.    The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets and the pledge of Contributed REO Properties to Administrative Agent for the benefit of Buyers and to each Buyer and shall continue for so long as the Purchased Assets and Contributed REO Properties are subject to this Agreement. Upon discovery by Seller, Servicer or Administrative Agent of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others. Administrative Agent has the right to require, in its unreviewable discretion, Seller to repurchase within one (1) Business Day after receipt of notice from Administrative Agent any Purchased Asset or pay the Allocated Repurchase Price for any Contributed REO Property for which a breach of one or more of the representations and warranties referenced in Section 13.b) exists and which breach has a material adverse effect on the value of such Purchased Asset, Contributed REO Property or Transaction Mortgage Loan or the interests of Administrative Agent or Buyers.
14.    Covenants
Seller as to itself, and each Seller Party, as applicable, covenants with Administrative Agent and Buyers that, during the term of this facility:
a.    Litigation. Seller Parties will promptly, and to the extent permitted by applicable, law, rule or regulation, and in any event within ten (10) calendar days after service of process on any of the following, give to Administrative Agent notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting any Seller Party or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby or (ii) which, individually or in the aggregate, is reasonably likely to be adversely determined, and if adversely determined, could be reasonably likely to have a Material Adverse Effect. Seller will promptly provide notice of any judgment, which with the passage of time, could cause an Event of Default hereunder; provided, that, if disclosure of such information is not permitted by any law, rule or regulation, for as long as such disclosure is not permitted, Seller Parties shall (x) disclose to Administrative Agent any portion of such information that is permitted, (y) notify Administrative Agent of any material event in a level of specificity that would not violate such law, rule or regulation and (z) promptly seek permission to disclose the information from the necessary authorities and shall provide Administrative Agent such information upon receipt of such permission.
b.    Prohibition of Fundamental Changes. No Seller Party shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets (other than the sale or securitization of Mortgage Loans, servicing rights, RMS REO BRC, LLC or interests in real property, foreclosed or otherwise, in the ordinary course of business of a Seller Party) provided, that Seller may merge or consolidate with (a) any wholly owned subsidiary of Guarantor or Seller (other than REO Subsidiary), or (b) any other Person if Seller is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.
c.    Servicing. Seller Parties shall not cause the Transaction Mortgage Loans and Contributed REO Properties to be serviced by any Servicer other than a Servicer expressly approved in writing by Administrative Agent on behalf of Buyers, which approval shall be deemed granted by Administrative Agent on behalf of Buyers with respect to Seller with the execution of this Agreement.
d.    Insurance. The Seller shall continue to maintain, for Seller and its Subsidiaries, Fidelity Insurance in an aggregate amount at least equal to the amount required by GNMA to be maintained. The Seller shall maintain, for Seller and its Subsidiaries, Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The Seller shall notify the Administrative Agent of any material change in the terms of any such Fidelity Insurance.
e.    No Adverse Claims. Each Seller Party warrants and will defend, and shall cause any Servicer to defend, the right, title and interest of Administrative Agent and Buyers in and to all Purchased Assets, Contributed REO Properties and the related Repurchase Assets.
f.    Assignment. Except as permitted herein, no Seller Party nor any Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Assets or Contributed REO Properties or any interest therein to the extent of such Seller Party’s interest therein, provided that this Section shall not prevent any transfer of Purchased Assets or Contributed REO Properties in accordance with the Program Agreements.
g.    Security Interest. Seller Parties shall do all things necessary to preserve the Purchased Assets, Contributed REO Properties and the related Repurchase Assets, as applicable, so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, each Seller Party will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Assets, Contributed REO Properties or the related Repurchase Assets, as applicable, to comply, in all material respects, with all applicable rules, regulations and other laws. No Seller Party will allow any default for which such Seller Party is responsible to occur under any Purchased Assets, Contributed REO Properties or the related Repurchase Assets or any Program Agreement and each Seller Party shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets, Contributed REO Properties or the related Repurchase Assets and any Program Agreement.
h.    Records.
(1)    Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets, Contributed REO Properties and Repurchase Assets in accordance with industry custom and practice for assets similar to Purchased Assets, Contributed REO Properties and the Repurchase Assets, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in Custodian’s possession unless Administrative Agent otherwise approves. Except in accordance with the Custodial Agreement, no Seller Party will allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Transaction Mortgage Loan or REO Property, in which event such Seller Party will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file. Seller Parties or the Servicer of the Purchased Assets and Contributed REO Properties will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Assets and Contributed REO Properties and preserve them against loss.
(2)    For so long as Administrative Agent has an interest in or lien on any Purchased Asset or Contributed REO Property, Seller Parties will hold or cause to be held all related Records in trust for Administrative Agent. Seller Parties shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Administrative Agent granted hereby.
(3)    Upon reasonable advance notice from Custodian or Administrative Agent, Seller Parties shall (x) make any and all such Records available to Custodian, Administrative Agent and a Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Administrative Agent or a Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.
i.    Books. Each Seller Party shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets and REO Properties to Administrative Agent for the benefit of Buyers.
j.    Approvals. Seller shall maintain all material licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Agreements.
k.    Material Change in Business. Seller shall not make any material change in the nature of its business as carried on at the date hereof.
l.    Underwriting Guidelines. Seller shall not permit any material modifications to be made to the Underwriting Guidelines (other than those required by HUD or GNMA) that will impact either Administrative Agent or any Buyer or the Transaction Mortgage Loans without the prior consent of Administrative Agent (such consent not to be unreasonably withheld). Seller agrees to deliver to Administrative Agent copies of the Underwriting Guidelines in the event that any changes are made to the Underwriting Guidelines following the Effective Date that could reasonably be expected to affect any of the Purchased Assets or REO Properties.
m.    Reserved.
n.    Applicable Law. Each Seller Party shall comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority except where the failure to comply is not reasonably likely to have a Material Adverse Effect on Seller or any Purchased Assets.
o.    Existence. Each Seller Party shall preserve and maintain its legal existence in the State of its formation and all of its material rights, privileges, licenses and franchises.
p.    Chief Executive Office; Jurisdiction of Organization. No Seller Party shall move its chief executive office from the address referred to in Section 13(a)(17) or change its jurisdiction of organization from the jurisdiction referred to in Section 13(a)(17) unless it shall have provided Administrative Agent thirty (30) days’ prior written notice of such change.
q.    Taxes. Each Seller Party shall timely file all material tax returns that are required to be filed by it and shall timely pay and discharge all material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.
r.    Transactions with Affiliates. Without providing Administrative Agent with not less than forty-five (45) calendar days’ prior written notice of such event, Seller will not, nor shall Seller permit any other Seller Party to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (x) otherwise permitted under the Program Agreements or (y) (A) in the ordinary course of such Seller Party’s business and (B) upon fair and reasonable terms no less favorable to such Seller Party than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.
s.    Reserved.
t.    HUD and FHA Matters Regarding Income and Accounts with Respect to HECM Buyout.
(1)    With respect to each HECM Buyout that is an FHA Loan, Seller Parties shall cause the Servicer to list the Servicer as the servicer on FHA HERMIT System, as applicable, and the Seller to be identified as the mortgagee of record on such system under mortgagee number 2461100006, and shall cause Servicer to submit all claims to HUD under such applicable number for remittance of amounts to the Clearing Account.
(2)    Seller shall maintain HUD and GNMA approvals (including any waivers). Should Seller for any reason cease to possess a HUD or GNMA approval (including any waivers), Seller shall so notify Administrative Agent in writing. Administrative Agent hereby acknowledges that Seller has obtained a waiver in respect of its GNMA approval and that such waiver constitutes a part of its GNMA approval.
u.    Hedging. Seller has entered into Interest Rate Protection Agreements with respect to the FHA HECMs (other than in respect of HECM Buyout), having terms with respect to protection against fluctuations in interest rates consistent with its hedging policy.
v.    True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Seller Parties, any Affiliate thereof or any of their officers furnished to Administrative Agent and/or Buyers hereunder and during Administrative Agent’s and/or Buyers’ diligence of Seller Parties are and will be, when taken as a whole, true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by Seller to Administrative Agent and/or Buyers pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.
w.    Agency Approvals. Seller shall maintain all Agency Approvals. Seller shall service all Transaction Mortgage Loans which are Committed Mortgage Loans in accordance with the applicable Agency Guide, in all material respects. Should Seller, for any reason, cease to possess all such applicable Agency Approvals, or should notification to the relevant Agency or to HUD, the FHA or the VA be required, such Seller shall so notify Administrative Agent immediately in writing, but only to the extent that such notification to the relevant Agency or HUD, the FHA or the VA is expected to result in a Material Adverse Effect. Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of their applicable Agency Approvals at all times during the term of this Agreement and each outstanding Transaction.
x.    Take‑out Payments. With respect to each Committed Mortgage Loan, Seller shall arrange that all payments under the related Take‑out Commitment shall be paid directly to Administrative Agent at the Inbound Account, or to an account approved by Administrative Agent in writing prior to such payment. With respect to any Take‑out Commitment with an Agency, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Administrative Agent’s wire instructions or Administrative Agent has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed‑Rate, Graduated-Payment, or Growing-Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule), as applicable, shall be identical to the Payee Number that has been identified by Administrative Agent in writing as Administrative Agent’s Payee Number or Administrative Agent shall have previously approved the related Payee Number in writing in its sole discretion; with respect to any Take‑out Commitment with an Agency, the applicable agency documents shall list Administrative Agent as sole subscriber, unless otherwise agreed to in writing by Administrative Agent, in Administrative Agent’s sole discretion.
y.    Reserved.
z.    Plan Assets. No Seller Party shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and the Seller Parties shall not use “plan assets” within the meaning of 29 CFR §2510.3 101, as amended by Section 3(42) of ERISA to engage in this Agreement or any Transaction hereunder. Transactions by or with any Seller Party shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.
aa.    Sharing of Information. Upon an event which in the good faith discretion of Administrative Agent could result in a Default, the Seller Parties shall allow the Administrative Agent and Buyers to exchange information related to the Seller and the Transaction hereunder with third party lenders and the Seller shall permit each third party lender to share such information with the Administrative Agent and Buyers.
bb.    Lender Insurance Authority. In the event that Seller has on the date hereof or subsequently receives Lender Insurance Authority, such authority shall not be revoked or suspended.
cc.    Quality Control. Seller shall maintain an internal quality control program that verifies, on a regular basis, the existence and accuracy of all legal documents, credit documents, property appraisals, and underwriting decisions related to Mortgage Loans. Such program shall be capable of evaluating and monitoring the overall quality of Seller’s loan production and servicing activities. Such program shall (i) ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; (ii) guard against dishonest, fraudulent, or negligent acts; and (iii) guard against errors and omissions by officers, employees, or other authorized persons.
dd.    Financial Covenants. Seller shall comply with all financial covenants and/or financial ratios set forth in Section 2 of the Pricing Side Letter as of the dates set forth therein.
ee.    Most Favored Status. Seller and Administrative Agent each agree that should Seller or any Subsidiary thereof enter into a repurchase agreement, warehouse facility or similar credit facility in each case providing mortgage warehouse financing with any Person (including, without limitation, Administrative Agent or any of its Affiliates) which by its terms provides more favorable financial covenants covering the same or similar matters set forth in Section 14(dd) hereof (each, a “More Favorable Agreement”) then the Seller shall provide the Administrative Agent with notice of such more favorable terms contained in such More Favorable Agreement within five (5) Business Days of entering into such More Favorable Agreement and the terms of this Agreement or the Pricing Side Letter, as applicable, shall be deemed automatically amended to include such more favorable terms contained in such More Favorable Agreement, such that such terms operate in favor of Administrative Agent or an Affiliate of Administrative Agent; provided, that in the event that such More Favorable Agreement is terminated, upon notice by Seller to Administrative Agent of such termination, the original terms of this Agreement shall be deemed to be automatically reinstated.
ff.    SPE Covenant; Separateness. Except as permitted by this Agreement, the REO Subsidiary shall (a) own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by this Agreement; (b) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant hereto or as permitted hereunder; (c) not make any loans or advances to any third party, and shall not acquire obligations or securities of its Affiliates; (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets; (e) comply with the provisions of its organizational documents; (f) do all things necessary to observe organizational formalities and to preserve its existence, and will not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, without the prior written consent of Administrative Agent on behalf of Buyers; (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of applicable law; provided, that (A) appropriate notation shall be made on such financial statements if prepared to indicate the separateness of the REO Subsidiary from such Affiliate and to indicate that the REO Subsidiary’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on the REO Subsidiary’s own separate balance sheet if prepared and (C) each of the REO Subsidiary shall file its own tax returns if filed, except to the extent consolidation is required or permitted under applicable law); (h) with respect to the REO Subsidiary only, be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, and shall conduct business in its own name; (i) reserved; (j) to the fullest extent permitted by law, not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger in whole or in part other than such activities that are expressly permitted hereunder; (k) not commingle its funds or other assets with those of any Affiliate or any other Person; (l) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or any other person other than as contemplated hereunder; (m) not and will not hold itself out to be responsible for the debts or obligations of any other Person; (n) cause each of its direct and indirect owners to agree not to (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding with respect to the REO Subsidiary; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally with respect to the REO Subsidiary; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such REO Subsidiary, or a substantial portion of its properties; or (iii) make any assignment for the benefit of the REO Subsidiary’s creditors.
15.    Events of Default
Each of the following shall constitute an “Event of Default” hereunder:
a.    Payment Failure. Failure of Seller to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on a Payment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document evidencing or securing Indebtedness of Seller to Administrative Agent, Buyers or to any Affiliate of Administrative Agent or Buyers, or (ii) cure any Margin Deficit when due pursuant to Section 6 hereof.
b.    Cross Default. Seller, Guarantor or any of their Affiliates shall be in default under (i) any Indebtedness, in the aggregate, in excess of (x) $5,000,000 of Seller or of such Affiliate or (y) $250,000 with respect to REO Subsidiary which default (1) involves the failure to pay (subject to any applicable cure period) a matured obligation, or (2) permits the acceleration (subject to any applicable cure period) of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract or contracts, in the aggregate in excess of (x) $5,000,000 to which Seller, Guarantor or such Affiliate is a party or (y) $250,000 to which REO Subsidiary is a party which default (1) involves the failure to pay (subject to any applicable cure period) a matured obligation, or (2) permits the acceleration (subject to any applicable cure period) of the maturity of obligations by any other party to or beneficiary of such contract.
c.    Assignment. Assignment or attempted assignment by any Seller Party or Guarantor of this Agreement or any rights hereunder without first obtaining the specific written consent of Administrative Agent, or the granting by any Seller Party of any security interest, lien or other encumbrances on any Purchased Asset or Contributed REO Property, as applicable, to any person other than Administrative Agent.
d.    Insolvency. An Act of Insolvency shall have occurred with respect to any Seller Party, Guarantor or any Affiliate.
e.    Material Adverse Change. Any material adverse change in the Property, business, financial condition or operations of any Seller Party, Guarantor or any of their Affiliates shall occur, in each case as determined by Administrative Agent in its sole good faith discretion, or any other condition shall exist which, in Administrative Agent’s sole good faith discretion, constitutes a material impairment of any Seller Party’s ability to perform its obligations under this Agreement or any other Program Agreement.
f.    Breach of Financial Representation or Covenant or Obligation. A breach by any Seller Party of any of the representations, warranties or covenants or obligations set forth in Sections13.a(1) (Seller Party Existence), 13.a(7) (Solvency), 13.a(12) (Material Adverse Change), 13.a(19) (Adjusted Tangible Net Worth), 13(a)(29) (Compliance with 1933 Act), 14.b) (Prohibition of Fundamental Changes), 14.o) (Existence), 14(z) (Plan Assets), 14(dd) (Financial Covenants), 14(ee) (Most Favored Status) or 14(ff) (SPE Covenant; Separateness) of this Agreement.
g.    Breach of Non‑Financial Representation or Covenant. A breach by any Seller Party of any other material representation, warranty or covenant set forth in this Agreement (and not otherwise specified in Section 15(f) above) or any other Program Agreement, if such breach is not cured within five (5) Business Days or with respect to an event set forth in Section 16(c), thirty (30) calendar days, of such Seller Party’s or Guarantor’s knowledge thereof (other than the representations and warranties set forth in Schedule 1-A, Schedule 1-B and Schedule 1-C which shall be considered solely for the purpose of determining the Asset Value, the existence of a Margin Deficit and the obligation to repurchase any Transaction Mortgage Loan or REO Property unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by Administrative Agent in its sole discretion to be materially false or misleading on a regular basis, or (iii) Administrative Agent, in its sole discretion, determines that such breach of a material representation, warranty or covenant materially and adversely affects (A) the condition (financial or otherwise) of such party, its Subsidiaries or Affiliates; or (B) Administrative Agent’s determination to enter into this Agreement or Transactions with such party, then such breach shall constitute an immediate Event of Default and no Seller Party shall have any cure right hereunder).
h.    Change of Control. The occurrence of a Change in Control.
i.    Failure to Transfer. Any Seller Party fails to either (i) transfer the Purchased Assets or pledge the Contributed REO Properties, as applicable, to Administrative Agent for the benefit the applicable Buyer or (ii) transfer Contributed REO Properties to the REO Subsidiary on the applicable Purchase Date (provided the Administrative Agent, on behalf of the applicable Buyer, has tendered the related Purchase Price).
j.    Judgment. A final judgment or judgments for the payment of money in excess of (i) $5,000,000 in the aggregate shall be rendered against Seller Parties, Guarantor or any of their Affiliates or (ii) $250,000 against REO Subsidiary by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) calendar days from the date of entry thereof.
k.    Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller Party, Guarantor or any Affiliate thereof, or shall have taken any action to displace the management of any Seller Party, Guarantor or any Affiliate thereof or to materially curtail its authority in the conduct of the business which adversely impacts the value of the Purchased Assets, or any Seller Party, Guarantor or any Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Seller Party, Guarantor or Affiliate as an issuer, buyer or a seller/servicer of Purchased Assets or Contributed REO Properties or securities backed thereby which is reasonably likely to have a material adverse impact on the value of the Purchased Assets, or any Seller Party, Guarantor or any Affiliate thereof, and such action provided for in this Section 15(k) shall not have been discontinued or stayed within thirty (30) calendar days.
l.    Inability to Perform. An officer of any Seller Party or Guarantor shall admit its inability to, or its intention not to, perform any of such Seller Party’s Obligations hereunder or Guarantor’s obligations hereunder or under the Guaranty.
m.    Security Interest. This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Assets, Contributed REO Properties or other Repurchase Assets purported to be covered hereby.
n.    Financial Statements. Seller’s or Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller or Guarantor as a “going concern” or a reference of similar import.
o.    Guarantor Breach. A breach by Guarantor of any representation, warranty or covenant set forth in the Guaranty or any other Program Agreement (subject to any applicable cure periods), any “event of default” by Guarantor under the Guaranty, any repudiation of the Guaranty by the Guarantor, or if the Guaranty is not enforceable against the Guarantor.
p.    Servicer Default. A Servicer has defaulted, in any material respect, under the applicable Servicing Agreement and Seller has not, within thirty (30) calendar days, (i) replaced such Servicer with a successor Servicer approved by Administrative Agent in its sole discretion or (ii) repurchased all Transaction Mortgage Loans subject to the applicable Servicing Agreement.
q.    Take-out Payments. A breach by Seller of any representation, warranty or covenant or obligation set forth in Section 14(x) immediately upon receipt of written notice to Seller of such breach from Administrative Agent.
r.    Custodian. With respect to FHA HECMs or HECM Buyout, the Custodian fails to maintain its good standing under the GNMA Guide or FHA Regulations and is not replaced or Seller fails to repurchase all FHA HECMs and HECM Buyout within sixty (60) calendar days.
An Event of Default shall be deemed to be continuing unless expressly waived by Administrative Agent in writing.
16.    Remedies Upon Default
In the event that an Event of Default shall have occurred and be continuing:
a.    Administrative Agent may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of any Seller Party or any Affiliate), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Administrative Agent shall (except upon the occurrence of an Act of Insolvency of a Seller Party or any Affiliate) give notice to Seller of the exercise of such option as promptly as practicable.
b.    If Administrative Agent exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) Seller’s obligations in such Transactions to repurchase all Purchased Assets, Contributed REO Properties and Repurchase Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Administrative Agent and applied, in Administrative Agent’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by Seller hereunder, and (iii) Seller shall immediately deliver to Administrative Agent the Asset Files relating to any Purchased Assets, Contributed REO Properties and Repurchase Assets subject to such Transactions then in a Seller Party’s possession or control.
c.    Administrative Agent also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of each Seller Party relating to the Purchased Assets and Contributed REO Properties and all documents relating to the Purchased Assets, Contributed REO Properties and Repurchase Assets (including, without limitation, any legal, credit or servicing files with respect to the Purchased Assets, Contributed REO Properties and Repurchase Assets) which are then or may thereafter come in to the possession of any Seller Party or any third party acting for such Seller Party. To obtain physical possession of any Purchased Assets, Contributed REO Properties or Repurchase Assets held by Custodian, Administrative Agent shall present to Custodian a Trust Receipt. Without limiting the rights of Administrative Agent hereto to pursue all other legal and equitable rights available to Administrative Agent for any Seller Party’s failure to perform its obligations under this Agreement, each of the Seller Parties acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Administrative Agent shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Administrative Agent from pursuing any other remedies for such breach, including the recovery of monetary damages.
d.    Administrative Agent shall have the right to direct all servicers then servicing any Purchased Assets and Contributed REO Properties to remit all collections thereon to Administrative Agent, and if any such payments are received by any Seller Party, such Seller Party shall not commingle the amounts received with other funds of such Seller Party and shall promptly pay them over to Administrative Agent. Administrative Agent shall also have the right to terminate any one or all of the servicers then servicing any Purchased Assets and Contributed REO Properties with or without cause. In addition, Administrative Agent shall have the right to immediately sell the Purchased Assets and Contributed REO Properties and liquidate all Repurchase Assets. Such disposition of Purchased Assets, Contributed REO Properties and Repurchase Assets may be, at Administrative Agent’s option, on either a servicing-released or a servicing-retained basis. Administrative Agent shall not be required to give any warranties as to the Purchased Assets, Contributed REO Properties or Repurchase Assets with respect to any such disposition thereof. Administrative Agent may specifically disclaim or modify any warranties of title or the like relating to the Purchased Assets, Contributed REO Properties or Repurchase Assets. The foregoing procedure for disposition of the Purchased Assets, Contributed REO Properties or Repurchase Assets and liquidation of the Repurchase Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof. Each Seller Party agrees that it would not be commercially unreasonable for Administrative Agent to dispose of the Purchased Assets, Contributed REO Properties or the Repurchase Assets or any portion thereof by using internet sites that provide for the auction of assets similar to the Purchased Assets, Contributed REO Properties or the Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Administrative Agent shall be entitled to place the Purchased Assets and Contributed REO Properties in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market. Administrative Agent shall also be entitled to sell any or all of such Purchased Assets, Contributed REO Properties and Repurchase Assets individually for the prevailing price. Administrative Agent shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Assets, Contributed REO Properties and Repurchase Assets, to give the Seller credit for such Purchased Assets, Contributed REO Properties and the Repurchase Assets in an amount equal to the Market Value of the Purchased Assets, Contributed REO Properties and Repurchase Assets against the aggregate unpaid Repurchase Price and any other amounts owing by the Seller hereunder.
e.    Upon the happening of one or more Events of Default, Administrative Agent may apply any proceeds from the liquidation of the Purchased Assets, Contributed REO Properties and Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner Administrative Agent deems appropriate in its sole discretion.
f.    Each Seller Party shall be liable to Administrative Agent and each Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Administrative Agent and each Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction), whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Administrative Agent and Buyers) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.
g.    Seller further recognizes that Administrative Agent may be unable to effect a public sale of any or all of the REO Subsidiary Interests, by reason of certain prohibitions contained in the 1934 Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not a view to the distribution or resale thereof. In view of the nature of the REO Properties, Seller agrees that liquidation of any REO Property may be conducted in a private sale and at such price as Administrative Agent may deem commercially reasonable. Administrative Agent shall be under no obligation to delay a sale of any of the REO Subsidiary Interests for the period of time necessary to permit the Seller to register the REO Subsidiary Interests for public sale under the 1934 Act, or under applicable state securities laws, even if Seller would agree to do so.
h.    To the extent permitted by applicable law, Seller shall be liable to Administrative Agent and each Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Administrative Agent’s and Buyers’ rights hereunder. Interest on any sum payable by Seller under this Section 16(h) shall accrue at a rate equal to the Post Default Rate.
i.    Administrative Agent shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.
j.    Administrative Agent may exercise one or more of the remedies available to Administrative Agent immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to Seller Parties. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Administrative Agent may have.
k.    Administrative Agent may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller Party hereby expressly waives any defenses such Seller Party might otherwise have to require Administrative Agent to enforce its rights by judicial process. Each Seller Party also waives any defense (other than a defense of payment or performance) such Seller Party might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller Party recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
l.    Administrative Agent shall have the right to perform reasonable due diligence with respect to any Seller Party and the Purchased Assets, the Contributed REO Properties and the Repurchase Assets, which review shall be at the expense of Seller.
17.    Reports
a.    Default Notices. Seller shall furnish to Administrative Agent (i) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Seller hereunder which is given to Seller’s lenders and (ii) immediately, notice of the occurrence of any (A) Event of Default hereunder, (B) default or breach by Seller or Servicer of any obligation under any Program Agreement or any material contract or agreement of Seller or Servicer or (C) event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default or such a default or breach by such party.
b.    Financial Notices. Seller shall furnish to Administrative Agent:
(1)    as soon as available and in any event within forty-five (45) calendar days after the end of each calendar month (other than a calendar month which is also the last month in a fiscal quarter), the unaudited consolidated balance sheets of Seller and its consolidated Subsidiaries as of the end of such period and the related unaudited consolidated statements of comprehensive income for the Seller and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Seller and its consolidated Subsidiaries in accordance with GAAP consistently applied, as at the end of, and for, such period;
(2)    as soon as available and in any event within (x) forty-five (45) calendar days after the end of each of the first three fiscal quarters, the unaudited consolidated balance sheets of Seller and its consolidated Subsidiaries as of the end of such period and the related unaudited consolidated statements of comprehensive income and stockholders’ equity and of cash flows for the Seller and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Seller and its consolidated Subsidiaries in accordance with GAAP consistently applied, as at the end of, and for, such period;
(3)    as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of Seller, the consolidated balance sheets of Seller and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of comprehensive income and stockholders’ equity and of cash flows for the Seller and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Administrative Agent in its sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and its respective consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;
(4)    Reserved;
(5)    at the time the Seller furnishes each set of financial statements pursuant to Section 17(b)(1), (1) or (3) above, an Officer’s Compliance Certificate of a Responsible Officer of Seller in the form attached as Exhibit A to the Pricing Side Letter;
(6)    as soon as available and in any event within thirty (30) calendar days of receipt thereof;
(a)    if applicable, copies of any 10‑Ks, 10‑Qs, registration statements and other “corporate finance” SEC filings by Guarantor, within 5 Business Days of their filing with the SEC; provided, that, Guarantor or any Affiliate will provide Administrative Agent with a copy of the annual 10‑K filed with the SEC by Guarantor or its Affiliates, no later than ninety (90) calendar days after the end of the year; provided, however, that this clause (6)(a) is deemed to be satisfied by Seller arranging for Administrative Agent to receive automatic email notifications from Guarantor with respect to such items;
(b)    solely with respect to Seller as an originator or purchaser of Transaction Mortgage Loans and not in its capacity as a Servicer, copies of relevant portions of all final written Agency, FHA, VA, Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required or (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non‑renewal;
(c)    such other information regarding the financial condition, operations, or business of any Seller Party as Administrative Agent may reasonably request; and
(d)    the particulars of any Event of Termination in reasonable detail.
c.    Notices of Certain Events. As soon as possible and in any event within five (5) Business Days of knowledge thereof, Seller shall furnish to Administrative Agent notice of the following events:
(1)    Upon knowledge of a Responsible Officer of Seller or a Person listed on Schedule 2 hereto, with respect to any Transaction Mortgage Loan or REO Property, that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Transaction Mortgage Loan or REO Property in an amount in excess of $5,000;
(2)    any material issues raised upon examination of any Seller Party or its facilities by any Governmental Authority to the extent such matters may be disclosed;
(3)    any default related to any Repurchase Asset or any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Assets, Contributed REO Properties or Repurchase Assets; and
(4)    any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect with respect to a Seller Party or Servicer; and
d.    Portfolio Performance Data. On the first Reporting Date of each calendar month, Seller will furnish to Administrative Agent (i) in the event the Transaction Mortgage Loans and Contributed REO Properties are serviced on a “retained” basis, an electronic Transaction Mortgage Loan and Contributed REO Property performance data, including, without limitation, delinquency reports and volume information, broken down by product (i.e., delinquency, foreclosure and net charge off reports) and (ii) electronically, in a format mutually acceptable to Administrative Agent and Seller, servicing information, including, without limitation, those fields reasonably requested by Administrative Agent from time to time, on a loan by loan basis and in the aggregate, with respect to the Transaction Mortgage Loans and Contributed REO Properties serviced by Seller or any Servicer for the month (or any portion thereof) prior to the Reporting Date. In addition to the foregoing information on each Reporting Date, Seller will furnish to Administrative Agent such information upon (i) the occurrence and continuation of an Event of Default and (ii) upon any Transaction Mortgage Loan becoming an Aged Loan.
e.    Reserved.
f.    Other Reports. Seller shall deliver to Administrative Agent any other reports or information reasonably requested by Administrative Agent or as otherwise required pursuant to this Agreement.
18.    Repurchase Transactions
Subject to Section 4(a), Section 4(c), Section 6 and this Section 18, a Buyer may, in its sole election, engage in repurchase transactions (as “seller” thereunder) with any or all of the Transaction Mortgage Loans and/or Repurchase Assets or pledge, hypothecate, assign, transfer or otherwise convey any or all of the Transaction Mortgage Loans and/or Repurchase Assets with a counterparty of Buyers’ choice (such transaction, a “Repledge Transaction”). Any Repledge Transaction shall be effected by notice to the Administrative Agent, and shall be reflected on the books and records of the Administrative Agent. No such Repledge Transaction shall relieve such Buyer of its obligations to transfer Transaction Mortgage Loans and Repurchase Assets to Seller (and not substitutions thereof) pursuant to the terms hereof. In furtherance, and not by limitation of, the foregoing, it is acknowledged that each counterparty under a Repledge Transaction (a “Repledgee”), is a repledgee as contemplated by Sections 9-207 and 9-623 of the UCC (and the relevant Official Comments thereunder). Administrative Agent and Buyers are each hereby authorized to share any information delivered hereunder with the Repledgee.
19.    Single Agreement
Administrative Agent, Buyers and each Seller Party acknowledge they have and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Administrative Agent, Buyers and each Seller Party agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
20.    Notices and Other Communications
Any and all notices (with the exception of Transaction Requests which shall be delivered via electronic mail or other electronic medium agreed to by the Administrative Agent and the Seller), statements, demands or other communications hereunder may be given by a party to the other by mail, email, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.
If to a Seller Party:

Reverse Mortgage Solutions, Inc.
14405 Walters Road, Suite 200
Houston, TX 77014
Attention: Treasurer, Andrew G. Dokos
Telephone: 832- 616-5815
Email: Andrew.dokos@rmsnav.com
With a copy to:

Reverse Mortgage Solutions, Inc.
14405 Walters Road, Suite 200
Houston, TX 77014
Attention: General Counsel
And a copy to:

Walter Investment Management Corp.
345 St. Peter Street, Suite 1100
St. Paul, MN 55102
Attention: Cheryl Collins
Telephone: 651-293-3410
Fax: 651-293-5746
Email: Cheryl.collins@walterinvestment.com
If to Administrative Agent:
For Transaction Requests:

Credit Suisse First Boston Mortgage Capital LLC
c/o Credit Suisse Securities (USA) LLC
One Madison Avenue, 2nd Floor
New York, New York 10010
Attention: Christopher Bergs, Resi Mortgage Warehouse Ops
Phone: 212‑538‑5087
E‑mail: christopher.bergs@credit‑suisse.com
with a copy to:

Credit Suisse First Boston Mortgage Capital LLC
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue, 4th Floor
New York, NY 10010
Attention: Margaret Dellafera
E‑mail: margaret.dellafera @credit‑suisse.com
For all other Notices:

Credit Suisse First Boston Mortgage Capital LLC
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue, 4th Floor
New York, New York 10010
Attention: Margaret Dellafera
Phone Number: 212‑325‑6471
Fax Number: 212‑743‑4810
E‑mail: margaret.dellafera@credit‑suisse.com
with a copy to:

Credit Suisse First Boston Mortgage Capital LLC
c/o Credit Suisse Securities (USA) LLC
One Madison Avenue, 9th Floor
New York, NY 10010
Attention: Legal Department—RMBS Warehouse Lending
Fax Number: (212) 322‑2376
21.    Entire Agreement; Severability
This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
22.    Non assignability
a.    Assignments. The Program Agreements are not assignable by any Seller Party. Subject to Section 36 (Acknowledgement of Assignment and Administration of Repurchase Agreement) hereof, Administrative Agent and Buyers may from time to time assign all or a portion of their rights and obligations under this Agreement and the Program Agreements; provided, however that Administrative Agent shall maintain, solely for this purpose as a non-fiduciary agent of any Seller Party, for review by any Seller Party upon written request, a register of assignees and participants (the “Register”) and a copy of an executed assignment and acceptance by Administrative Agent and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned and Seller shall only be required to deal directly with the Administrative Agent.  The entries in the Register shall be conclusive absent manifest error, and the Seller Parties, Administrative Agent and Buyers shall treat each Person whose name is recorded in the Register pursuant to the preceding sentence as a Buyer hereunder. Upon such assignment and recordation in the Register, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Administrative Agent and Buyers hereunder, as applicable, and (b) Administrative Agent and Buyers shall, to the extent that such rights and obligations have been so assigned by them to either (i) an Affiliate of Administrative Agent or Buyers which assumes the obligations of Administrative Agent and Buyers, as applicable or (ii) another Person approved by any Seller Party (such approval not to be unreasonably withheld) which assumes the obligations of Administrative Agent and Buyers, as applicable, be released from its obligations hereunder and under the Program Agreements. Any assignment hereunder shall be deemed a joinder of such assignee as a Buyer hereto. Unless otherwise stated in the Assignment and Acceptance, the Seller Parties shall continue to take directions solely from Administrative Agent unless otherwise notified by Administrative Agent in writing. Administrative Agent and Buyers may distribute to any prospective or actual assignee this Agreement, the other Program Agreements, any document or other information delivered to Administrative Agent and/or Buyers by any Seller Party.
b.    Participations. Any Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement and under the Program Agreements; provided, however, that (i) such Buyer’s obligations under this Agreement and the other Program Agreements shall remain unchanged, (ii) such Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Seller Parties shall continue to deal solely and directly with Administrative Agent and/or Buyers in connection with such Buyer’s rights and obligations under this Agreement and the other Program Agreements except as provided in Section 7. Administrative Agent and Buyers may distribute to any prospective or actual participant this Agreement, the other Program Agreements any document or other information delivered to Administrative Agent and/or Buyers by any Seller Party.
23.    Set‑off
In addition to any rights and remedies of the Administrative Agent and Buyers hereunder and by law, the Administrative Agent and Buyers shall have the right, without prior notice to the Seller Parties, any such notice being expressly waived by the Seller Parties to the extent permitted by applicable law to set-off and appropriate and apply against any Obligation from any Seller Party or any Affiliate thereof to a Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from a Buyer or any Affiliate thereof to or for the credit or the account of any Seller Party or any Affiliate thereof. The Administrative Agent and Buyers agree promptly to notify the Seller Parties after any such set off and application made by the Administrative Agent or such Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.
24.    Binding Effect; Governing Law; Jurisdiction
a.    This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Seller Party acknowledges that the obligations of Administrative Agent and Buyers hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Administrative Agent and Buyers. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
b.    EACH OF SELLER PARTIES AND ADMINISTRATIVE AGENT HEREBY WAIVES TRIAL BY JURY. EACH OF SELLER PARTIES AND BUYER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING. EACH OF SELLER PARTIES AND ADMINISTRATIVE AGENT HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.
25.    No Waivers, Etc.
No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6(a), Section 16.a) or otherwise, will not constitute a waiver of any right to do so at a later date.
26.    Intent
a.    The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended, a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code, and that the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Seller Parties and Administrative Agent and Buyers further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).
b.    Administrative Agent’s or a Buyer’s right to liquidate the Purchased Assets and Repurchase Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).
c.    Reserved.
d.    It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
e.    This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 101(47), Section 555, Section 559 and Section 741 under the Bankruptcy Code.
f.    Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.
27.    Disclosure Relating to Certain Federal Protections
The parties acknowledge that they have been advised that:
a.    in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;
b.    in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and
c.    in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.
28.    Power of Attorney
Each Seller Party hereby authorizes Administrative Agent to file such financing statement or statements relating to the Repurchase Assets without such Seller Party’s signature thereon as Administrative Agent, at its option, may deem appropriate. Each Seller Party hereby respectively appoints Administrative Agent as such Seller Party’s agent and attorney-in-fact to execute any such financing statement or statements in such Seller Party’s name and, upon the occurrence and continuance of an Event of Default, to perform all other acts which Administrative Agent deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of such Seller Party as its agent and attorney-in-fact. This agency and power of attorney is coupled with an interest and is irrevocable without Administrative Agent’s consent. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Default hereunder. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28. In addition the foregoing, each Seller Party agrees to execute a Power of Attorney, in the form of Exhibit D hereto, to be delivered on the date hereof.
29.    Buyers May Act Through Administrative Agent
Each Buyer has designated the Administrative Agent for the purpose of performing any action hereunder.
30.    Indemnification; Obligations
a.    Seller agrees to hold Administrative Agent, Buyers and each of their respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party by any third party relating to or arising out of this Agreement, any Transaction Request, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct. Seller also agrees to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel. Seller’s agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Assets, Contributed REO Properties and Repurchase Assets. Each of Seller, Administrative Agent and each Buyer also agrees not to assert any claim against the other or any of such party’s, or any of such party’s respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.
b.    Without limitation to the provisions of Section 4, if any payment of the Repurchase Price of any Transaction or Purchase Price Increase is made by Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 16 or for any other reason, Seller shall, upon demand by Administrative Agent, pay to Administrative Agent on behalf of Buyers an amount sufficient to compensate Buyers for any losses, costs or expenses that they may reasonably incur as of a result of such payment.
c.    Without limiting the provisions of Section 30(a) hereof, if Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Administrative Agent (subject to reimbursement by Seller), in its sole discretion.
31.    Counterparts
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in a Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Agreement.
32.    Confidentiality
a.    This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Administrative Agent and Buyers and shall be held by each Seller Party in strict confidence and shall not be disclosed to any third party without the written consent of Administrative Agent except for (i) disclosure to Administrative Agent’s, Buyers’, Seller Party’s direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body, (iii) disclosure to the disclosing party’s direct and indirect Affiliates and Subsidiaries, attorneys, accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, (iv)  disclosure required by law, rule, regulation or order of a court or other regulatory body (“Governmental Order”) or rating agency in connection with any securities issued by Buyer or an Affiliate of a Buyer, (v) disclosure as Administrative Agent and Buyers deem appropriate in connection with the enforcement of Administrative Agent’s or Buyers’ rights hereunder or under any Transaction or in connection with working with Administrative Agent’s and Buyer’s Affiliates, Subsidiaries and representatives in connection with the management and/or review of the Transactions, (vi) disclosure of any confidential terms that are in the public domain other than due to a breach of this covenant, or (vii) disclosure made to an assignee, participant, repledgee or any of their direct and indirect Affiliates and Subsidiaries, representatives, attorneys or accountants, but only to the extent such disclosure is necessary in connection with the transactions or performing rights or obligations hereunder. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Administrative Agent and Buyers or any pricing terms (including, without limitation, the Pricing Rate, Commitment Fee, Purchase Price Percentage, Purchase Price and any other fees specified in the Pricing Side Letter) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Administrative Agent.
b.    Notwithstanding anything in this Agreement to the contrary, each of the Seller Parties and Administrative Agent shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and the Repurchase Assets and/or any applicable terms of this Agreement, including information pertaining to any Purchased Asset that is not purchased hereunder or customer or loan information that another lender may share with the Administrative Agent pursuant to an intercreditor agreement or other agreement (the “Confidential Information”). Each of Seller Party and Administrative Agent understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm‑Leach‑Bliley Act (the “GLB Act”), and each of Seller Party and Administrative Agent agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. Seller shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of Administrative Agent and Buyers or any Affiliate of Administrative Agent or Buyers which the Seller holds, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Seller represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the GLB Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect. Upon request, Seller will provide evidence reasonably satisfactory to allow Administrative Agent and/or Buyers to confirm that the providing party has satisfied its obligations as required under this Section. Without limitation, this may include Administrative Agent’s or Buyers’ review of audits, summaries of test results, and other equivalent evaluations of the Seller. Seller shall notify Administrative Agent immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Administrative Agent, Buyers or any Affiliate of Buyers provided directly to such Seller Party by Administrative Agent, Buyers or such Affiliate. Each Seller Party shall provide such notice to Administrative Agent by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.
33.    Recording of Communications
Administrative Agent, Buyers and Seller Parties shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions. Administrative Agent, Buyers and Seller Parties consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings. The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.
34.    Periodic Due Diligence Review
Seller acknowledges that Administrative Agent and Buyers have the right to perform continuing due diligence reviews with respect to each Seller Party and the Purchased Assets and Contributed REO Properties, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, for the purpose of performing quality control review of the Purchased Assets and Contributed REO Properties or otherwise, and Seller agrees that upon reasonable (but no less than three (3) Business Days’) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Seller, Administrative Agent, Buyers or their authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, data, records, agreements, instruments or information relating to such Repurchase Assets (including, without limitation, quality control review) in the possession or under the control of Seller Parties and/or the Custodian. Seller also shall make available to Administrative Agent and Buyers a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Repurchase Assets. Without limiting the generality of the foregoing, Seller acknowledges that Administrative Agent and Buyers may purchase Purchased Assets and the Contributed REO Properties or enter into Transactions with respect to Transaction Mortgage Loans from Seller based solely upon the information provided by Seller to Administrative Agent and Buyers in the Asset Schedule and the representations, warranties and covenants contained herein, and that Administrative Agent or Buyers, at their option, have the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets, Contributed REO Properties and Repurchase Assets purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re‑generating the information used to originate such Transaction Mortgage Loan. Administrative Agent or Buyers may underwrite such Purchased Assets and Contributed REO Properties itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Administrative Agent, Buyers and any third party underwriter in connection with such underwriting, including, but not limited to, providing Administrative Agent, Buyers and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Asset and Contributed REO Properties in the possession, or under the control, of Seller. Seller further agrees that Seller shall pay all out‑of‑pocket costs and expenses incurred by Administrative Agent and Buyers in connection with Administrative Agent’s and Buyers’ activities pursuant to this Section 34; provided that Administrative Agent shall notify Seller of any due diligence expenses in excess of $25,000 per annum.
35.    Authorizations
Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Seller Parties or Administrative Agent to the extent set forth therein, as the case may be, under this Agreement. The Seller Parties may amend Schedule 2 from time to time by delivering a revised Schedule 2 to Administrative Agent and expressly stating that such revised Schedule 2 shall replace the existing Schedule 2.
36.    Acknowledgment of Assignment and Administration of Repurchase Agreement
Pursuant to Section 22 (Non assignability) of this Agreement, Administrative Agent may sell, transfer and convey or allocate certain Transaction Mortgage Loans and the related Repurchase Assets and related Transactions to certain affiliates of Administrative Agent and/or one or more CP Conduits (the “Additional Buyers”). The Seller Parties each hereby acknowledge and agree to the joinder of such Additional Buyers. The Administrative Agent shall administer the provisions of this Agreement for the benefit of the Buyers and any Repledgees, as applicable. For the avoidance of doubt, all payments, notices, communications and agreements pursuant to this Agreement shall be delivered to, and entered into by, the Administrative Agent for the benefit of the Buyers and/or the Repledgees, as applicable and the Buyers shall not have any direct right against the Seller under this Agreement. Furthermore, to the extent that the Administrative Agent exercises remedies pursuant to this Agreement, solely the Administrative Agent will have the right to bid on and/or purchase any of the Repurchase Assets pursuant to Section 16 (Remedies Upon Default). The benefit of all representations, rights, remedies and covenants set forth in the Agreement shall inure to the benefit of the Administrative Agent on behalf of each Buyer and Repledgees, as applicable. All provisions of the Agreement shall survive the transfers contemplated herein (including any Repledge Transactions). Notwithstanding that multiple Buyers may purchase individual Mortgage Loans subject to Transactions entered into under this Agreement, all Transactions shall continue to be deemed a single Transaction and all of the Repurchase Assets shall be security for all of the Obligations hereunder.
37.    Acknowledgement Of Anti‑Predatory Lending Policies
Administrative Agent has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.
38.    Documents Mutually Drafted
The Seller Parties, Administrative Agent and the Buyers agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.
39.    General Interpretive Principles
For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
a.    the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;
b.    accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;
c.    references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;
d.    a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;
e.    the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;
f.    the term “include” or “including” shall mean without limitation by reason of enumeration;
g.    all times specified herein or in any other Program Agreement (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and
h.    all references herein or in any Program Agreement to “good faith” means good faith as defined in Section 5‑102(7) of the UCC as in effect in the State of New York.
40.    Conflicts
In the event of any conflict between the terms of this Agreement and any other Program Agreement, the documents shall control in the following order of priority: first, the terms of the Pricing Side Letter shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Program Agreements shall prevail.
41.    Bankruptcy Non-Petition
The parties hereby agree that they shall not institute against, or join any other person in instituting against, any Buyer that is a CP Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing commercial paper note issued by the applicable CP Conduit is paid in full.
42.    Limited Recourse
The obligations of each Buyer under this Agreement or any other Program Agreement are solely the corporate obligations of such Buyer. No recourse shall be had for the payment of any amount owing by any Buyer under this Agreement, or for the payment by any Buyer of any fee in respect hereof or any other obligation or claim of or against such Buyer arising out of or based on this Agreement, against any stockholder, partner, member, employee, officer, director or incorporator or other authorized person of such Buyer. In addition, notwithstanding any other provision of this Agreement, the Parties agree that all payment obligations of any Buyer that is a CP Conduit under this Agreement shall be limited recourse obligations of such Buyer, payable solely from the funds of such Buyer available for such purpose in accordance with its commercial paper program documents. Each party waives payment of any amount which such Buyer does not pay pursuant to the operation of the preceding sentence until the day which is at least one year and one day after the payment in full of the latest maturing commercial paper note (and waives any “claim” against such Buyer within the meaning of Section 101(5) of the Bankruptcy Code or any other Debtor Relief Law for any such insufficiency until such date).
43.    Nominee
a.    Seller Parties, Administrative Agent and the Buyers hereby acknowledge and agree, and Seller Parties hereby appoint, the Nominee as (i) their nominee as mortgagee of record and payee on the FHA HERMIT System, as applicable, and the Nominee hereby accepts such appointment, and (ii) as nominee and agent of Seller Parties, Administrative Agent and the Buyers as set forth herein, to the extent applicable.
b.    Following receipt by Nominee of written notice of the occurrence of an Event of Default, the Nominee agrees to take direction from the Administrative Agent with respect to the FHA Loans.
c.    It is the intent of the Seller Parties, Servicer, Administrative Agent and the Buyers that the Servicer or Nominee, as applicable, retains bare legal title to the Transaction Mortgage Loans and Contributed REO Property for all purposes including, without limitation, for purposes of Section 541(d) of the Bankruptcy Code and accordingly, Servicer and Nominee, in their respective capacity as servicer or nominee, shall have no property right to the Transaction Mortgage Loans or Contributed REO Property.
d.    Administrative Agent may, upon notice to the Seller Parties, terminate the Servicer as Nominee and appoint itself or another person as the successor nominee following an Event of Default that is continuing.
44.    Termination of Agreement
This Agreement shall remain in effect until the Termination Date. Notwithstanding the foregoing, Seller may terminate this Agreement at any time (i) upon the occurrence of an Act of Insolvency in respect of Administrative Agent, (ii) upon the failure of Administrative Agent to return any Transaction Mortgage Loan or REO Property to Seller after the payment by Seller to the Administrative Agent of the related Repurchase Price within five (5) Business Days, or (iii) upon the occurrence of an event of default on the part of Credit Suisse Securities (USA) LLC under any Master Securities Forward Transaction Agreement between Credit Suisse Securities (USA) LLC and Seller, in each case, without the payment of any penalties, breakage costs or termination fees. If Seller exercises such right of termination, to the extent permitted by applicable law, Administrative Agent shall promptly reimburse Seller for the pro-rated amount of the Commitment Fee attributable to the number of days remaining from the date such of such termination until the Termination Date.
45.    Joint and Several
Seller Parties, Administrative Agent and Buyers hereby acknowledge and agree that each Seller Party is jointly and severally liable to Administrative Agent and Buyers for the full, complete and punctual performance and satisfaction of all obligations of any Seller Party under this Agreement, provided, however, Buyers (including any Repledgee) agree that Administrative Agent has the sole, exclusive and non-delegable right and power to enforce this Agreement and any other Program Agreement against a Seller Party or Guarantor, as applicable, as agent for the other Buyers/Repledgee and notwithstanding the following text or any Program Agreement. Accordingly, each Seller Party waives any and all notice of creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Administrative Agent or any Buyer upon such Seller Party’s joint and several liability. Each Seller Party waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Seller Party with respect to the Obligations. When pursuing its rights and remedies hereunder against any Seller Party, Administrative Agent and any Buyer may, but shall be under no obligation to, pursue such rights and remedies hereunder against any Seller Party or any other Person or against any collateral security for the Obligations or any right of offset with respect thereto, and any failure by Administrative Agent or any Buyer to pursue such other rights or remedies or to collect any payments from such Seller Party or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Seller Party or any such other Person or any such collateral security, or right of offset, shall not relieve such Seller Party of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Administrative Agent or such Buyer against such Seller Party.
46.    Amendment and Restatement
Administrative Agent, as a Buyer and Seller Parties entered into the Existing Repurchase Agreement. Administrative Agent, Buyers and the Seller Parties desire to enter into this Agreement in order to amend and restate the Existing Repurchase Agreement in its entirety. The amendment and restatement of the Existing Repurchase Agreement shall become effective on the date hereof, and each of Administrative Agent, Buyers and the Seller Parties shall hereafter be bound by the terms and conditions of this Agreement and the other Program Agreements. This Agreement amends and restates the terms and conditions of the Existing Repurchase Agreement, and is not a novation of any of the agreements or obligations incurred pursuant to the terms of the Existing Repurchase Agreement. Accordingly, all of the agreements and obligations incurred pursuant to the terms of the Existing Repurchase Agreement are hereby ratified and affirmed by the parties hereto and remain in full force and effect. For the avoidance of doubt, it is the intent of Administrative Agent, Buyers and the Seller Parties that the security interests and liens granted in the Purchased Assets, Contributed REO Properties or Repurchase Assets pursuant to Section 8 of the Existing Repurchase Agreement shall continue in full force and effect. All references to the Existing Repurchase Agreement in any Program Agreement or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.
Credit Suisse First Boston Mortgage Capital LLC,
as Administrative Agent

By:	/s/ Elie Chau Name: Elie Chau Title: Vice President
Credit Suisse AG, Cayman Islands Branch,
as a Buyer and as a Committed Buyer

By:	/s/ Chris Fera Name: Chris Fera Title: Authorized Signatory

By:	/s/ Olivier Nisenson Name: Olivier Nisenson Title: Authorized Signatory
ALPINE SECURITIZATION LTD,
as a Buyer, by CREDIT SUISSE AG,
NEW YORK BRANCH, as Attorney-in-Fact

By:	/s/ Chris Fera Name: Chris Fera Title: Vice President

By:	/s/ Olivier Nisenson Name: Olivier Nisenson Title: Authorized Signatory

Reverse Mortgage Solutions, Inc., as Seller

By:	/s/ Cheryl Collins Name: Cheryl Collins Title: Senior Vice President
RMS REO CS, LLC, as REO Subsidiary

By:	/s/ Cheryl Collins Name: Cheryl Collins Title: Manager

SCHEDULE 1-A

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO TRANSACTION MORTGAGE LOANS
The Seller Parties makes the following representations and warranties to Administrative Agent with respect to each Transaction Mortgage Loan that is at all times subject to a Transaction hereunder and at all times while the Program Agreements and any Transaction hereunder is in full force and effect. With respect to those representations and warranties which are made to the best of a Seller’s knowledge, if it is discovered by such Seller Party or Administrative Agent that the substance of such representation and warranty is inaccurate, notwithstanding such Seller Party’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty for purposes of determining Asset Value.
(a)Reserved.
(b)    No Outstanding Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Transaction Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Transaction Mortgage Loan, whichever is earlier.
(c)    Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyers, and which original or (other than with respect to the Mortgage Note) certified copy has been delivered to the Custodian and the terms of which are reflected in the Custodial Asset Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected on the Custodial Asset Schedule. No Mortgagor in respect of the Transaction Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Asset File delivered to the Custodian and the terms of which are reflected in the Custodial Asset Schedule.
(d)    No Defenses. The Transaction Mortgage Loan is not subject to any right of rescission, set‑off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set‑off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Transaction Mortgage Loan was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Transaction Mortgage Loan was originated.
(e)    Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Transaction Mortgage Loan, or (iii) the amount necessary to avoid the operation of any co‑insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Transaction Mortgage Loan (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1973. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including, without limitation, subsequent owners of the Transaction Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without thirty (30) calendar days’ prior written notice to the mortgagee. No such notice has been received by any Seller Party. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller Party has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by any Seller Party.
(f)    Environmental Compliance. There does not exist on the Mortgaged Property any hazardous substances, hazardous wastes or solid wastes, as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, or other applicable federal, state or local environmental laws including, without limitation, asbestos, in each case in excess of the permitted limits and allowances set forth in such environmental laws to the extent such laws are applicable to the Mortgaged Property. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any applicable environmental law (including, without limitation, asbestos), rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property.
(g)    Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth‑in‑lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Transaction Mortgage Loan have been complied with, in all material respects, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Administrative Agent, and shall deliver to Administrative Agent, upon demand, evidence of compliance with all such requirements.
(h)    No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Transaction Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.
(i)    Location and Type of Mortgaged Property. The Mortgaged Property is located in an Acceptable State as identified in the Custodial Asset Schedule and consists of a single parcel of real property with a detached or attached single family residence erected thereon, or a two‑ to four‑family dwelling, or an individual unit in a planned unit development or a de minimis planned unit development; provided, however, that any condominium unit or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings or shall conform to underwriting guidelines acceptable to Administrative Agent in its sole discretion and that no residence or dwelling is a mobile home. No portion of the Mortgaged Property is used for commercial purposes; provided, that, the Mortgaged Property may be a mixed use property if such Mortgaged Property conforms to underwriting guidelines acceptable to Administrative Agent in its sole discretion.
(j)    Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected with respect to each first lien Transaction Mortgage Loan, first priority lien and first priority security interest on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:
a.    the lien of current real property taxes and assessments not yet due and payable;
b.    covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in lender’s title insurance policy delivered to the originator of the Transaction Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Transaction Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;
c.    other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.
Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Transaction Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the applicable Seller Party has full right to pledge and assign the same to Administrative Agent. The Mortgaged Property was not, as of the date of origination of the Transaction Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.
(k)    Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Transaction Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Transaction Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. To the best of Seller’s knowledge, no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Transaction Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Transaction Mortgage Loan. Seller has reviewed all of the documents constituting the Asset File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of Seller’s knowledge, except as disclosed to Administrative Agent in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.
(l)    Full Disbursement of Proceeds. Except as allowable under the FHA HECM program, each Transaction Mortgage Loan has no future disbursement obligation, and any and all requirements as to completion of any on‑site or off‑site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Transaction Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage. All broker fees have been properly assessed to the Mortgagor and no claims will arise as to broker fees that are double charged and for which the Mortgagor would be entitled to reimbursement.
(m)    Ownership. The applicable Seller Party has full right to sell or pledge, as applicable, the Transaction Mortgage Loan to Buyers free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell or pledge, as applicable, each Transaction Mortgage Loan pursuant to this Agreement and following the sale or pledge, as applicable, of each Transaction Mortgage Loan, Buyers will own or have received a pledge of, as applicable, such Transaction Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.
(n)    Doing Business. All parties which have had any interest in the Transaction Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance, in all material respects, with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.
(o)    Title Insurance. The Transaction Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an American Land Title Association (“ALTA”) lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage, as applicable, in the original principal amount of the Transaction Mortgage Loan, with respect to a Transaction Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (a), (b) and (c) of paragraph (i) of this Schedule 1-A, and in the case of adjustable rate Transaction Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.
(p)    No Defaults. Except with respect to a Mortgage Loan that is a HECM Buyout, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration; and neither Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration, except with respect to a Mortgage Loan that is a HECM Buyout.
(q)    No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.
(r)    Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation, in any material respect, of any applicable zoning and building law, ordinance or regulation. All seller and/or builder concessions have been subtracted from the Appraised Value of the Mortgaged Property for purposes of determining the LTV.
(s)    Origination; Payment Terms. The Transaction Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority.
(t)    Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Transaction Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Transaction Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption or other right available to the Mortgagor or any other person, or restriction on the Seller or any other person, including without limitation, any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (y) the ability of the Seller, Administrative Agent, a Buyer or any servicer or any successor servicer to sell the related Mortgaged Property at a trustee's sale or otherwise, or (z) the ability of the Seller, Administrative Agent, a Buyer or any servicer or any successor servicer to foreclose on the related Mortgage. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac, Fannie Mae or FHA.
(u)    Occupancy of the Mortgaged Property. As of the Purchase Date the Mortgaged Property is lawfully occupied under applicable law. To the best of Seller’s knowledge, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non‑compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. With respect to any Transaction Mortgage Loan originated with an “owner‑occupied” Mortgaged Property, the Mortgagor represented at the time of origination of the Transaction Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence.
(v)    No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above.
(w)    Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or Administrative Agent to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.
(x)    Transfer of Transaction Mortgage Loans. Except with respect to Transaction Mortgage Loans intended for purchase by GNMA and for Transaction Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.
(y)    Due‑On‑Sale. Except with respect to Mortgage Loans intended for purchase by GNMA, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Transaction Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.
(z)    No Contingent Interests. The Transaction Mortgage Loan does not have a shared appreciation or other contingent interest feature.
(aa)    Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae, Freddie Mac and FHA. The consolidated principal amount does not exceed the original principal amount of the Transaction Mortgage Loan.
(bb)    No Condemnation Proceeding. There have not been any condemnation proceedings with respect to the Mortgaged Property and Seller has no knowledge of any such proceedings.
(cc)    Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the originator, each servicer of the Transaction Mortgage Loan and Seller with respect to the Transaction Mortgage Loan have been in all material respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Mortgage Interest Rate adjustments have been made in material compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.
(dd)    Conversion to Fixed Interest Rate. Except as allowed by Fannie Mae or Freddie Mac or otherwise as expressly approved in writing by Administrative Agent, with respect to adjustable rate Transaction Mortgage Loans, the Transaction Mortgage Loan is not convertible to a fixed interest rate Transaction Mortgage Loan.
(ee)    Reserved.
(ff)    Servicemembers Civil Relief Act. The Mortgagor has not notified Seller, and Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act.
(gg)    Appraisal. The Asset File contains an appraisal of the related Mortgaged Property signed prior to the funding of the Transaction Mortgage Loan by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Transaction Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae, Freddie Mac or FHA and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Transaction Mortgage Loan was originated.
(hh)    Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and Seller maintains such statement in the Asset File.
(ii)    Construction or Rehabilitation of Mortgaged Property. No Transaction Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade‑in or exchange of a Mortgaged Property.
(jj)    No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.
(kk)    Reserved.
(ll)    No Equity Participation. No document relating to the Transaction Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.
(mm)    Proceeds of Transaction Mortgage Loan. The proceeds of the Transaction Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Transaction Mortgage Loan; provided, however, no such refinanced Transaction Mortgage Loan shall have been originated pursuant to a streamlined mortgage loan refinancing program.
(nn)    Origination Date. (i) Other than with respect to a HECM Buyout and Correspondent Mortgage Loans, the Purchase Date is no more than thirty (30) calendar days following the origination date and (ii) with respect to Correspondent Mortgage Loans, the Purchase Date is no more than one-hundred and eighty (180) calendar days following the origination date, unless otherwise agreed to by Administrative Agent.
(oo)    No Exception. The Custodian has not noted any material exceptions on a Custodial Asset Schedule with respect to the Transaction Mortgage Loan which would materially adversely affect the Transaction Mortgage Loan or Administrative Agent’s or Buyers’ interest in the Transaction Mortgage Loan.
(pp)    Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.
(qq)    Documents Genuine. Such Transaction Mortgage Loan and all accompanying collateral documents are complete and authentic and all signatures thereon are genuine.
(rr)    Reserved.
(ss)    Other Encumbrances. To the best of Seller’s knowledge, any property subject to any security interest given in connection with such Transaction Mortgage Loan is not subject to any other encumbrances other than a stated first mortgage, if applicable, and encumbrances which may be allowed under the Underwriting Guidelines.
(tt)    Description. The information set forth in the Asset Schedule is true and correct in all material respects.
(uu)    Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Transaction Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia or the commonwealth of Puerto Rico.
(vv)    Underwriting Guidelines. Each Transaction Mortgage Loan has been originated in accordance with the Underwriting Guidelines (including all supplements or amendments thereto) previously provided to Administrative Agent.
(ww)    Reserved.
(xx)    Committed Mortgage Loans. Other than any HECM Buyout, each Committed Mortgage Loan is covered by a Take‑out Commitment, does not exceed the availability under such Take‑out Commitment (taking into consideration mortgage loans which have been purchased by the respective Take‑out Investor under the Take‑out Commitment and mortgage loan which Seller has identified to Administrative Agent as covered by such Take‑out Commitment) and conforms to the requirements and the specifications set forth in such Take‑out Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Take‑out Investor and is eligible for sale to and insurance or guaranty by, respectively the applicable Take‑out Investor and applicable insurer. Each Take‑out Commitment is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(yy)    Submission of Claims. All claims submitted to HUD for FHA Insurance for any Transaction Mortgage Loan have been submitted via the Home Equity Reverse Mortgage Information Technology (HERMIT) servicing system in accordance with the GNMA Guide (or via any other method specified in the GNMA Guide).
(zz)    Tax Service. The Transaction Mortgage Loan is covered by a life of loan, transferrable real estate tax service contract that may be assigned to Administrative Agent or Buyers.
([[)    Predatory Lending Regulations; High Cost Loans. No Transaction Mortgage Loan (i) is classified as High Cost Mortgage Loans (ii) is subject to any law, regulation or rule that (A) imposes liability on a mortgagee or a lender to a mortgagee for upkeep to a Mortgaged Property prior to completion of foreclosure thereon, or (B) imposes liability on a lender to a mortgagee for acts or omissions of the mortgagee or otherwise defines a mortgagee in a manner that would include a lender to a mortgagee.
(aaa)    Reserved.
(bbb)    Wet‑Ink Mortgage Loans. With respect to each Mortgage Loan that is a Wet‑Ink Mortgage Loan, the Settlement Agent has been instructed in writing by Seller to hold the related Mortgage Loan Documents as agent and bailee for Administrative Agent or Administrative Agent’s agent and to promptly forward such Mortgage Loan Documents in accordance with the provisions of the Custodial Agreement and the Escrow Instruction Letter.
(ccc)    FHA Mortgage Insurance. With respect to the FHA Loans, the FHA Mortgage Insurance Contract is or eligible to be in full force and effect and there exists no impairment to full recovery without indemnity to HUD or the FHA under FHA Mortgage Insurance. All necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA, to the full extent thereof, without surcharge, set‑off or defense. Each FHA Loan was originated in accordance with the criteria of an Agency for purchase of such Transaction Mortgage Loans.
(ddd)    Reserved.
(eee)    Reserved.
(fff)    Reserved.
(ggg)    TRID Compliance. With respect to each Transaction Mortgage Loan where the Mortgagor’s loan application for the Transaction Mortgage Loan was taken on or after October 3, 2015, such Transaction Mortgage Loan was originated in compliance with the TILA-RESPA Integrated Disclosure Rule, if applicable.
(hhh)    FHA HECMs. With respect to each FHA HECM (i) all of the related Mortgage Loan Documents, including the Mortgage Note, are in a form required by, or acceptable under, the HUD handbook provisions relating to reverse mortgage loans; (ii) all requirements as to any improvement and/or repair to the Mortgaged Property and to the disbursement of set-aside amounts for such FHA HECM have been complied with; (iii) all advances of principal secured by the related Mortgage are consolidated and such consolidated principal amount bears a single interest rate as set forth in the Asset Schedule; (iv) no portion of any proceeds of such FHA HECM received by the related Mortgagor on the closing date of such FHA HECM were disbursed at the closing for any purpose prohibited under the HUD handbook provisions relating to reverse mortgage loans (including, without limitation, for estate planning purposes); (v) the outstanding principal balance of the FHA HECM does not exceed the lesser of (x) 98% of the Maximum Claim Amount and (y) the related principal limit; (vi) all advances of principal made on such FHA HECM (A) shall automatically become subject to a Transaction under this Agreement without the requirement of Administrative Agent to remit any additional Purchase Price and (B) with the Seller disbursing such advances of principal to the related Mortgagor with its own funds and not the funds of any third party lender; (vii) such FHA HECM is eligible to be pooled into a HECM mortgage-backed security, but no participation in such FHA HECM shall have been pooled into a HECM mortgage-backed securitization; (viii) the related Mortgaged Property is lawfully occupied by the Mortgagor as such Mortgagor’s primary residence; (ix) the related principal limit, all scheduled payments and other calculation terms have each been calculated in accordance with and comply with all requirements of the HUD handbook provisions relating to reverse mortgage loans; (x) such FHA HECM bears interest at a rate of interest permitted in accordance with the provisions of the HUD handbook provisions relating to reverse mortgage loans; (xi) no Mortgagor under such FHA HECM is less than sixty-two (62) years old and is otherwise an eligible Mortgagor in accordance with the requirements of the HUD handbook provisions relating to reverse mortgage loans; (xii) each Mortgagor has received all counseling required under the HUD handbook provisions relating to reverse mortgage loans and (xiii) the Custodian holds the related Mortgage Note (except for Wet-Ink Mortgage Loans).

SCHEDULE 1-B

REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO REO SUBSIDIARY INTERESTS

The Seller Parties makes the following representations and warranties to Administrative Agent with respect to the REO Subsidiary Interests that are at all times subject to a Transaction hereunder and at all times while the Program Agreements and any Transaction hereunder is in full force and effect. With respect to those representations and warranties which are made to the best of a Seller’s knowledge, if it is discovered by such Seller Party or Administrative Agent that the substance of such representation and warranty is inaccurate, notwithstanding such Seller Party’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty for purposes of determining Asset Value.
(a)Ownership. The REO Subsidiary Interests constitute all the issued and outstanding beneficial interests of all classes of the Capital Stock of such REO Subsidiary and are certificated.
(b)    Compliance with Law. Each REO Subsidiary Interest complies in all respects with, or is exempt from, all applicable requirements of federal, state or local law relating to such REO Subsidiary Interest.
(c)    Good Title. Immediately prior to the sale, transfer and assignment to Administrative Agent thereof, Seller has good title to, and is the sole owner and holder of the REO Subsidiary Interests, and Seller is transferring such REO Subsidiary Interests free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such REO Subsidiary Interests.
(d)    No Fraud. No fraudulent acts were committed by Seller or any of their respective Affiliates in connection with the issuance of such REO Subsidiary Interests.
(e)    No Defaults. No (i) monetary default, breach or violation exists with respect to any agreement or other document governing or pertaining to the REO Subsidiary Interests, or (ii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation of the REO Subsidiary Interests.
(f)    No Modifications. Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of the REO Subsidiary Interests and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.
(g)    Power and Authority. Seller has full right, power and authority to sell and assign the REO Subsidiary Interests and the REO Subsidiary Interests have not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.
(h)    Consents and Approvals. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the documents governing the REO Subsidiary Interests, no consent or approval by any Person is required in connection with Seller’s sale and/or Administrative Agent’s acquisition of the REO Subsidiary Interests, for Administrative Agent’s exercise of any rights or remedies in respect of the REO Subsidiary Interests or for Administrative Agent’s sale, pledge or other disposition of the REO Subsidiary Interests. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies with respect to the REO Subsidiary Interests.
(i)    No Governmental Approvals. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller is required for any transfer or assignment by the holder of the REO Subsidiary Interests to the Administrative Agent.
(j)    Original Certificate. Seller has delivered to Administrative Agent the original Certificate or other similar indicia of ownership of the REO Subsidiary Interests, however denominated, re-registered in Administrative Agent’s name.
(k)    No Litigation. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of the REO Subsidiary Interests is or may become obligated.
(l)    Duly and Validly Issued. The Certificate has been duly and validly issued in the name of Administrative Agent.
(m)    No Notices. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of the REO Subsidiary Interests is or may become obligated.
(n)    REO Subsidiary Interests as Securities. The REO Subsidiary Interests (a) constitute “securities” as defined in Section 8-102 of the Uniform Commercial Code (b) are not dealt in or traded on securities exchanges or in securities markets, (c) do not constitute investment company securities (within the meaning of Section 8-103(c) of the Uniform Commercial Code) and (d) are not held in a securities account (within the meaning of Section 8-103(c) of the Uniform Commercial Code).
(o)    No Distributions. There are (x) no outstanding rights, options, warrants or agreements for a purchase, sale or issuance, in connection with the REO Subsidiary Interests, (y) no agreements on the part of Seller to issue, sell or distribute the REO Subsidiary Interests (except as contemplated or permitted by this Agreement), and (z) no obligations on the part of Seller (contingent or otherwise) to purchase, repurchase, redeem or otherwise acquire any securities or any interest therein (other than from Administrative Agent or as contemplated by this Agreement) or to pay any dividend or make any distribution in respect of the REO Subsidiary Interests (other than to Administrative Agent or as contemplated by this Agreement until the repurchase of the REO Subsidiary Interests).
(p)    Conveyance; First Priority Lien. Upon delivery to the Administrative Agent of the Certificate (and assuming the continuing possession by the Administrative Agent of such Certificate in accordance with the requirements of applicable law) and the filing of a financing statement covering the REO Subsidiary Interests, as applicable, in the appropriate jurisdictions and naming the Seller as debtor and the Administrative Agent as secured party, Seller has conveyed and transferred to Administrative Agent all of its right, title and interest to the REO Subsidiary Interests, including taking all steps as may be necessary in connection with the endorsement, transfer of power, delivery and pledge of all REO Subsidiary Interests as “securities” (as defined in Section 8-102 of the Uniform Commercial Code) to Administrative Agent. The Lien granted hereunder is a first priority Lien on the REO Subsidiary Interests.
(q)    No Waiver. Seller has not waived or agreed to any waiver under, or agreed to any amendment or other modification of the REO Subsidiary Agreement except as agreed to by Administrative Agent in writing.
(r)    Status of REO Subsidiary. Since the date of its formation until the date of this Agreement, the REO Subsidiary has neither been engaged in any business or activity nor owned assets other than the assets made subject to Transactions hereunder and related Repurchase Assets.
(s)    Margin Regulations. The use of all funds acquired by Seller under this Agreement will not conflict with or contravene any of Regulations D, T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

SCHEDULE 1-C
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO REO PROPERTY

The Seller makes the following representations and warranties to the Administrative Agent, with respect to the REO Property owned or deemed owned by the REO Subsidiary, that as of the Conversion Date for the contribution of REO Property by REO Subsidiary and as of the date of this Agreement and any Transaction hereunder relating to the REO Subsidiary Interests is outstanding and on each day while the Program Agreements and any Transaction hereunder is in full force and effect.
(a)Asset File. (i) The related Deed in the name of the REO Subsidiary shall have been submitted for recording within fifteen (15) Business Days of the related Mortgage Loan having been converted to REO Property, (ii) a copy of the recorded Deed shall be delivered to the applicable Custodian within one hundred and eighty (180) calendar days of such REO Property being acquired by the REO Subsidiary, and (iii) all other documents required to be delivered as part of the Asset File shall be delivered to the applicable Custodian within fifteen (15) Business Days of such REO Property being acquired by the REO Subsidiary or held by an attorney in connection with a foreclosure pursuant to a Bailee Letter.
(b)Ownership. The REO Subsidiary is the sole owner and holder of the REO Property and the Servicing Rights related thereto. The REO Subsidiary has not assigned or pledged the REO Property and the related Servicing Rights except as contemplated in the Agreement, and, except as otherwise disclosed to Administrative Agent in writing, the REO Property is free and clear of any lien or encumbrance other than (A) liens for real estate taxes not yet due and payable, (B) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of the related security instrument, such exceptions appearing of record being acceptable to mortgage lending institutions generally, and (C) other matters to which like properties are commonly subject which do not, individually or in the aggregate, materially interfere with the use, enjoyment or marketability of the REO Property.
(c)Title. Each Deed is genuine, constitutes the legal, valid and binding conveyance of the REO Property in fee simple to the REO Subsidiary or its designee.
(d)REO Property as Described. The information set forth in the related Asset Schedule and all other information or data furnished by, or on behalf of, Seller to Administrative Agent is true and correct in all material respects as of the date or dates on which such information is furnished.
(e)Taxes and Assessments. Except as otherwise disclosed to Administrative Agent in writing, there are no property taxes, governmental charges, levies or governmental assessments with respect to any REO Property that are delinquent by more than ninety (90) days; provided, however, that a disclosure of outstanding charges provided to Administrative Agent may include the total amount without specifying the related categories of outstanding charges.
(f)No Litigation. Other than any customary claim or counterclaim arising out of any eviction, foreclosure or collection proceeding relating to any REO Property or as otherwise disclosed in writing to Administrative Agent, there is no litigation, proceeding or governmental investigation pending, or any order, injunction or decree outstanding, existing or relating to Seller, REO Subsidiary or any of their Subsidiaries with respect to the REO Property that would materially and adversely affect the value of the REO Property.
(g)Existing Insurance. All improvements upon each REO Property are insured by a borrower or blanket hazard insurance policy in an amount at least equal to the lesser of (1) 100% of the maximum insurable value of such improvements; (2) the replacement value of such improvements; and (3) the amount of the BPO valuation. Each such insurance policy contains a standard mortgagee clause naming REO Subsidiary or Servicer, its successors and assigns as loss payee or named insured, as applicable. If such REO Property at the time of origination of the related mortgage loan was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with respect to such REO Property unless such REO Property is no longer so identified.
(h)No Mechanics’ Liens. Except as otherwise disclosed to Administrative Agent in writing, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the REO Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.
(i)No Damage. Except as otherwise disclosed to Administrative Agent in writing, the REO Property is undamaged by water, fire, earthquake, earth movement other than earthquake, windstorm, flood, tornado, defective construction materials or work, or similar casualty which would cause such REO Property to become uninhabitable.
(j)No Condemnation. Except as otherwise disclosed to Administrative Agent in writing, there is no proceeding pending, or to Seller’s knowledge, threatened, for the total or partial condemnation of the REO Property.
(k)No Hazardous Materials. To Seller’s knowledge, there is no condition affecting any REO Property (x) relating to lead paint, radon, asbestos or other hazardous materials, (y) requiring remediation of any condition or (z) relating to a claim which could impose liability upon, diminish rights of or otherwise adversely affect Administrative Agent.
(l)Location and Type of REO Property. Unless otherwise agreed in writing by Administrative Agent, each REO Property is located in the U.S. or a territory of the U.S. and consists of a one- to four-unit residential property, which may include, but is not limited to, a single-family dwelling, townhouse, condominium unit, or unit in a planned unit development.
(m)No Fraudulent Acts. No fraudulent acts were committed by Seller or REO Subsidiary in connection with the acquisition of such REO Property.
(n)Acquisition of REO Property. With respect to each such REO Property, (i) such REO Property is a Mortgaged Property acquired by REO Subsidiary through foreclosure or by deed in lieu of foreclosure or otherwise, which was, prior to such foreclosure or deed in lieu of foreclosure, subject to the lien of a Mortgage Loan, and (ii) with respect to each such REO Property, upon the consummation of the related Transaction, the applicable Custodian shall have received the related Asset File and such Asset File shall not have been released from the possession of the applicable Custodian for longer than the time periods permitted under the Custodial Agreement.
(o)No Occupants. Except as otherwise disclosed in writing to Administrative Agent, no tenant or other party has any right to occupy or is currently occupying any REO Property. Other than with respect to an REO Property as to which the redemption period has not yet expired or the eviction process has not yet been completed, no holdover borrower has any right to occupy or is currently occupying any REO Property.
(p)Title Policy. From and after the date that is one (1) Business Day following the conversion of a Mortgage Loan to an REO Property, the REO Property is insured by either an American Land Title Association (“ALTA”) title insurance policy or other generally acceptable form of policy of title insurance acceptable to prudent mortgage lending institutions in the area where the related REO Property is located, issued by a title insurer acceptable to prudent mortgage lenders. With respect to each REO Property, REO Subsidiary is the sole insured of such policy, and such policy is in full force and effect and will be in full force and effect and inure to the benefit of Seller and its successors. To the Seller's knowledge, no claims have been made under such policy and no prior holder of the REO Property, including REO Subsidiary, has done by act or omission, anything that would impair the coverage of such policy.
(q)FHA/VA Insurance. Each REO Property (i) is covered by FHA Mortgage Insurance and there exists no impairment to full recovery without indemnity to HUD or the FHA under the FHA Mortgage Insurance, or (ii) is guaranteed, or eligible to be guaranteed by a VA Loan Guaranty Agreement, under the VA Regulations and there exists no impairment to full recovery without indemnity to the VA under the VA Loan Guaranty Agreement.

SCHEDULE 2

AUTHORIZED REPRESENTATIVES
SELLER AND REO SUBSIDIARY AUTHORIZATIONS
Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller and REO Subsidiary under this Agreement:
Authorized Representatives for execution of Program Agreements and amendments

Name	Title	Signature
Jeffrey Baker	President	/s/ Jeffrey Baker
Cheryl A. Collins	Senior Vice President	/s/ Cheryl Collins
Andrew G. Dokos	Vice President & Treasurer	/s/ Andrew Dokos

Authorized Representatives for execution of Transaction Requests and day-to-day operational functions

Name	Title	Signature
Jeffrey Baker	President	/s/ Jeffrey Baker
Andrew G. Dokos	Vice President & Treasurer	/s/ Andrew Dokos
Robbye Johnson	Vice President	/s/ Robbye Johnson

ADMINISTRATIVE AGENT AND BUYER AUTHORIZATIONS
Any of the persons whose signatures and titles appear below, including any other authorized officers, are authorized, acting singly, to act for Administrative Agent and/or Buyers under this Agreement:

Name	Title	Signature
Margaret Dellafera	Vice President	/s/ Margaret Dellafera
Elie Chau	Vice President	/s/ Elie Chau
Deirdre Harrington	Vice President	/s/ Deirdre Harrington
Robert Durden	Vice President	/s/ Robert Durden
Ron Tarantino	Vice President	/s/ Ronald Tarantino
Michael Marra	Vice President	/s/ Michael Marra

EXHIBIT A
RESERVED.

.

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LEGAL02/36925940v15

EXHIBIT B
FORM OF TRADE ASSIGNMENT

[NAME] (“Take-out Investor”)
[Address]
[Address]
Attention: [__]
[DATE]
Ladies and Gentlemen:

Attached hereto is a correct and complete copy of your confirmation of commitment (the “Commitment”) for the following security (the “Security”):

Trade Date:         [__]
Settlement Date:     [__]
Security Description:    [__]
Coupon:        [__]
Price:            [__]
Par Amount:        [__]
Pool Number:        [__]

The undersigned customer (the “Customer”) has assigned the Security to Credit Suisse First Boston Mortgage Capital LLC (“Credit Suisse”) as security for Customer’s Obligations under the Amended and Restated Master Repurchase Agreement, as amended (the “Agreement”), by and among Customer, Credit Suisse and [________].

This is to confirm that (i) Take-out Investor’s obligation to purchase the Security on the above terms in accordance with the Commitment is in full force and effect, (ii) Take-out Investor will accept delivery of the Security directly from Credit Suisse, (iii) Take-out Investor will pay Credit Suisse for the Security, (iv) Customer unconditionally guarantees payment to Credit Suisse of all sums due under the Commitment, (v) Credit Suisse shall deliver the Security to Take-out Investor on the above terms and in accordance with the Commitment. Payment will be made “delivery versus payment” to Take-out Investor in immediately available funds. Capitalized terms used, but not otherwise defined herein, shall have the respective meanings assigned to such terms in the Agreement.

B-1
LEGAL02/36925940v15

Very truly yours, [CUSTOMER] By: Name: Title:	Agreed to, confirmed and accepted: [TAKEOUT INVESTOR] By: Name: Title:

EXHIBIT C
RESERVED

EXHIBIT D
FORM OF SELLER PARTY POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that [Reverse Mortgage Solutions, Inc.] [RMS REO CS, LLC] (“Seller Party”) hereby irrevocably constitutes and appoints Credit Suisse First Boston Mortgage Capital LLC (“Administrative Agent”) and any officer or agent thereof, with full power of substitution, as its true and lawful attorney‑in‑fact with full irrevocable power and authority in the place and stead of Seller Party and in the name of Seller Party or in its own name, from time to time in Administrative Agent’s discretion:
(a)in the name of Seller Party, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any assets purchased by Administrative Agent on behalf of certain Buyers and/or Repledgees under the Amended and Restated Master Repurchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) dated February 21, 2017 (the “Assets”) and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Administrative Agent for the purpose of collecting any and all such moneys due with respect to any other assets whenever payable;
(b)    to pay or discharge taxes and liens levied or placed on or threatened against the Assets;
(c)    (i) to direct any party liable for any payment under any Assets to make payment of any and all moneys due or to become due thereunder directly to Administrative Agent or as Administrative Agent shall direct; (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Assets; (iii) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Assets; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Assets or any proceeds thereof and to enforce any other right in respect of any Assets; (v) to defend any suit, action or proceeding brought against Seller Party with respect to any Assets; (vi) to settle, compromise or adjust any suit, action or proceeding described in clause (v) above and, in connection therewith, to give such discharges or releases as Administrative Agent may deem appropriate; (vii) to cause the mortgagee of record to be changed to Administrative Agent on the FHA or VA system, as applicable; and (viii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Assets as fully and completely as though Administrative Agent were the absolute owner thereof for all purposes, and to do, at Administrative Agent’s option and Seller Party’s expense, at any time, and from time to time, all acts and things which Administrative Agent deems necessary to protect, preserve or realize upon the Assets and Administrative Agent’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller Party might do;
(d)    for the purpose of carrying out the transfer of servicing with respect to the Assets from Seller Party to a successor servicer appointed by Administrative Agent in its sole discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, Seller Party hereby gives Administrative Agent the power and right, on behalf of Seller Party, without assent by Seller Party, to, in the name of Seller Party or its own name, or otherwise, prepare and send or cause to be sent “good‑bye” letters to all mortgagors under the Assets, transferring the servicing of the Assets to a successor servicer appointed by Administrative Agent in its sole discretion; and
(e)    for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, those required by law.
Seller Party hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
Seller Party also authorizes Administrative Agent, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Assets.
The powers conferred on Administrative Agent hereunder are solely to protect Administrative Agent’s interests in the Assets and shall not impose any duty upon it to exercise any such powers. Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller Party for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.
TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER PARTY HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND ADMINISTRATIVE AGENT ON ITS OWN BEHALF AND ON BEHALF OF ADMINISTRATIVE AGENT’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.
[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES FOLLOW.]

IN WITNESS WHEREOF Seller Party has caused this Power of Attorney to be executed and Seller Party’s seal to be affixed this ______ day of ____________, 201__.

[REVERSE MORTGAGE SOLUTIONS, INC.]

By:	Name: Title:
[RMS REO CS, LLC]

By:	Name: Title:

On the ______ day of ____________, 201__ before me, a Notary Public in and for said State, personally appeared ________________________________, known to me to be _____________________________________ of [Reverse Mortgage Solutions, Inc.] [RMS REO CS, LLC], the institution that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

STATE OF	)
	)	ss.:
COUNTY OF	)
IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.
_____________________________
Notary Public
My Commission expires ________________________________

EXHIBIT E
RESERVED

EXHIBIT F
RESERVED

EXHIBIT G
SELLER’S AND REO SUBSIDIARY’S TAX IDENTIFICATION NUMBER

Seller Tax ID: 77-0672274

REO Subsidiary: 81-1530433

EXHIBIT H
FORM OF CORRESPONDENT SELLER RELEASE

[insert date]

Reverse Mortgage Solutions, Inc.
14405 Walters Road, Suite 200
Houston, TX 77014
Attention: Treasurer, Andrew G. Dokos

Re: Correspondent Seller Release

Effective immediately upon the receipt (the date and time of such receipt, the “Date and
Time of Sale”) by [Name of Correspondent Seller] of $____________, [Name of Correspondent
Seller] hereby relinquishes any and all right, title and interest it may have in and to the mortgage loans described in Exhibit A attached hereto (the “Loans”), including any security interest therein, and certifies that all notes, mortgages, assignments and other documents in its possession or in the possession of its custodial agent relating to such Loans have been released to Reverse Mortgage Solutions, Inc. or its designee as of the Date and Time of Sale.

[NAME OF CORRESPONDENT SELLER]

By:________________________________
Name:
Title:

EXHIBIT A TO CORRESPONDENT SELLER RELEASE

[List of Loans]

EXHIBIT I
FORM OF ESCROW INSTRUCTION LETTER TO BE PROVIDED BY SELLER BEFORE CLOSING
The escrow instruction letter (the “Escrow Instruction Letter”) shall also include the following instruction to the Settlement Agent (the “Escrow Agent”):
Credit Suisse First Boston Mortgage Capital LLC (the “Administrative Agent”), has agreed to provide funds (“Escrow Funds”) to Reverse Mortgage Solutions, Inc. (“Seller”) to finance certain mortgage loans (the “Mortgage Loans”) for which you are acting as Escrow Agent.
You hereby agree that (a) you shall receive such Escrow Funds from Administrative Agent to be disbursed in connection with this Escrow Instruction Letter, (b) you will hold such Escrow Funds in trust, without deduction, set‑off or counterclaim for the sole and exclusive benefit of Administrative Agent until such Escrow Funds are fully disbursed on behalf of Administrative Agent in accordance with the instructions set forth herein, and (c) you will disburse such Escrow Funds on the date specified for closing (the “Closing Date”) only after you have followed the Escrow Instruction Letter’s requirements with respect to the Mortgage Loans. In the event that the Escrow Funds cannot be disbursed on the Closing Date in accordance with the Escrow Instruction Letter, you agree to promptly remit the Escrow Funds to the Administrative Agent by re‑routing via wire transfer the Escrow Funds in immediately available funds, without deduction, set‑off or counterclaim, back to the account specified in Administrative Agent’s incoming wire transfer.
You further agree that, upon disbursement of the Escrow Funds, you will hold all Mortgage Loan Documents specified in the Escrow Instruction Letter in escrow as agent and bailee for Administrative Agent, and will forward the Mortgage Loan Documents and original Escrow Instruction Letter in connection with such Mortgage Loans by overnight courier to the Custodian within five (5) Business Days following the date of origination.
You agree that all fees, charges and expenses regarding your services to be performed pursuant to the Escrow Instruction Letter are to be paid by Seller or its borrowers, and Administrative Agent shall have no liability with respect thereto.
You represent, warrant and covenant that you are not an affiliate of or otherwise controlled by Seller, and that you are acting as an independent contractor and not as an agent of Seller.
The provisions of this Escrow Instruction Letter may not be modified, amended or altered, except by written instrument, executed by the parties hereto and Administrative Agent. You understand that Administrative Agent shall act in reliance upon the provisions set forth in this Escrow Instruction Letter, and that Administrative Agent on behalf of Buyers and certain Repledgees is an intended third party beneficiary hereof.
Whether or not an Escrow Instruction Letter executed by you is received by the Custodian, your acceptance of the Escrow Funds shall be deemed to constitute your acceptance of the Escrow Instruction Letter.
[ESCROW AGENT/SETTLEMENT AGENT]

By: ____________________________
Name: __________________________
Title: ___________________________

EXHIBIT J
FORM OF SERVICER NOTICE
[Date]
[________________], as Servicer
[ADDRESS]
Attention: ___________

Re:
Amended and Restated Master Repurchase Agreement, dated as of February 21, 2017 (the “Repurchase Agreement”), by and among Reverse Mortgage Solutions, Inc. (the “Seller”), RMS REO CS, LLC (the “REO Subsidiary” and together with Seller, the “Seller Parties”) and Credit Suisse First Boston Mortgage Capital LLC (the “Administrative Agent”) on behalf of Buyers and/or certain Repledgees, as applicable, Credit Suisse AG, a company incorporated in Switzerland, acting through its Cayman Islands Branch and Alpine Securitization LTD (“Buyers”).

Ladies and Gentlemen:
[_____________] (the “Servicer”) is servicing certain mortgage loans and REO properties for Seller Parties pursuant to that certain Servicing Agreement between the Servicer and Seller Parties (the “Servicing Agreement”). Pursuant to the Repurchase Agreement among Administrative Agent, Buyers and the Seller Parties, the Servicer is hereby notified that Seller Parties have pledged to Administrative Agent for the benefit of Buyers certain mortgage loans which are serviced by Servicer which are subject to a security interest in favor of Administrative Agent.
Section 1.    Defined Terms.
(a)    As used herein, the following terms have the following meanings (all terms defined in this Section 1 or in other provisions of this Servicer Notice in the singular to have the same meanings when used in the plural and vice versa):
“Accepted Servicing Practices” means, with respect to any Mortgage Loan or REO Property, those mortgage servicing practices or property management practices, as applicable, of prudent mortgage lending institutions (including as set forth in the GNMA Guide, the FHA Regulations and the VA Regulations) which service mortgage loans and manage real estate properties, as applicable, of the same type as such Mortgage Loan or REO Property in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with the applicable Agency servicing practices and procedures for mortgage-backed security pool mortgages as set forth in the applicable Agency guides, including future updates.
“Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.
“Agency” means Freddie Mac, Fannie Mae or GNMA, as applicable.
“Business Day” means any day other than (A) a Saturday or Sunday and (B) a public or bank holiday in New York City or the State of California or Texas.
“Custodian” has the meaning assigned to such term in the Repurchase Agreement.
“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.
“FHA Mortgage Insurance” means, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.
“GNMA” means the Government National Mortgage Association and any successor thereto.
“GNMA Guide” means the GNMA Mortgage-Backed Securities Guide, Handbook 5500.3, Rev. 1, as amended from time to time, and any related announcements, directives and correspondence issued by GNMA.
“GNMA Security” means a mortgage-backed security guaranteed by GNMA pursuant to the GNMA Guide.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Seller Parties, Administrative Agent or Buyers, as applicable.
“HUD” means the United States Department of Housing and Urban Development or any successor thereto.
“Inbound Account” has the meaning assigned to such term in the Repurchase Agreement.
“Income” means, with respect to any Mortgage Loan or REO Property at any time until repurchased by the Seller, any principal received thereon or in respect thereof and all interest, dividends or other distributions thereon.
“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.
“Mortgage Loan” means those mortgage loans subject to Transactions under the Repurchase Agreement.
“Obligations” has the meaning assigned to such term in the Repurchase Agreement.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Program Agreements” means, collectively, this Agreement, the Guaranty, each Custodial Agreement, the Pricing Side Letter, the Electronic Tracking Agreement, the Assignment, Assumption and Appointment Agreement, the Collection Account Control Agreement, the Netting Agreement, the Power of Attorney, each Servicing Agreement, and each Servicer Notice, if entered into.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Purchased Asset” has the meaning assigned to such term in the Repurchase Agreement.
“Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.
“Servicer Material Adverse Effect” means any (a) material adverse change to the property, business, operations or financial condition of Servicer, (b) material impairment of the ability of Servicer to perform its obligations under any of the Program Agreements to which it is a party, (c) material adverse effect on the validity, binding effect or enforceability against the Servicer of any of the Program Agreements to which Servicer is a party, or (d) material adverse effect on the rights and remedies of Administrative Agent as against Servicer under any of the Program Agreements to which Servicer is a party.
“Servicer Termination Event” has the meaning assigned to such term in Section 5(a).
“Servicing Advances” has the meaning assigned to such term in the Servicing Agreement.
“Servicing Fees” has the meaning assigned to such term in the Servicing Agreement.
“REO Property” means those REO properties subject to Transactions under the Repurchase Agreement.
“VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.
“VA Loan Guaranty Agreement” means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.
(b)    Capitalized terms used herein but not herein defined shall have the meanings ascribed thereto in the Repurchase Agreement.
Section 2.    Remittance of Collections.
(a)    The Servicer shall segregate all amounts collected on account of such Mortgage Loans and REO Properties in the Inbound Account in accordance with the terms and provisions of the Servicing Agreement. Following receipt by Servicer of written notice of the occurrence of an Event of Default, each of the Seller Parties hereby notifies and instructs the Servicer and the Servicer is hereby authorized and instructed to remit any and all amounts which would be otherwise payable to Seller Parties with respect to the Mortgage Loans and/or REO Property to the following account which instructions are irrevocable without the prior written consent of Administrative Agent:
[INSERT INBOUND ACCOUNT]
(b)    To the extent any of HUD or VA deducts, from amounts otherwise due on account of Mortgage Loans or REO Property subject to this Servicer Notice, any amounts owing by Servicer to HUD or VA, Servicer shall give prompt written notice thereof to Seller and Administrative Agent and shall deposit, within two (2) Business Days following notice or knowledge of such deduction by HUD or VA, such deducted amounts into the Inbound Account.
Section 3.    Agency Matters.
(a)    Servicer shall maintain its status as an approved servicer for the Agency, HUD and VA, in each case in good standing (each such approval, a “Servicer Approval”). Servicer has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans and REO Property of the same types as may from time to time constitute Mortgage Loans and REO Properties and in accordance with Accepted Servicing Practices.
(b)    Should Servicer for any reason, cease to possess all such Servicer Approvals, or should notification to the Agency or, to HUD, FHA or VA be required with respect to any non-compliance or breach, Servicer shall so notify Seller Parties and Administrative Agent immediately in writing. Notwithstanding the preceding sentence, Servicer shall take, all necessary action to maintain all of its Servicer Approvals at all times during the term of the Repurchase Agreement and each outstanding Transaction. Servicer shall service all Mortgage Loans and REO Properties in accordance with the FHA Regulations or VA Regulations, as applicable.
Section 4.    Covenants of Servicer. On and as of the date of this Servicer Notice and on each day until this Servicer Notice is no longer in force, Servicer covenants to permit representatives of Administrative Agent, upon five (5) Business Days’ prior notice (unless a Servicer Termination Event shall have occurred and is continuing, in which case, one (1) Business Day’s prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent requested by Administrative Agent as relating to the Mortgage Loans and underlying REO Property.
Section 5.    Servicer Termination Events.
(a)    Servicer’s right to service pursuant to each Servicing Agreement shall terminate upon the occurrence of any of the following (each a “Servicer Termination Event”):

(i)	An Event of Default;

(ii)	This Servicer Notice is deemed unenforceable;

(iii)
Servicer materially breaches or fails to comply with (A) the Servicing Agreement and such breach or failure continues uncured or unremedied for a period of thirty (30) calendar days or Servicer fails to diligently pursue a cure or remedy (without regard to any other cure periods) or (B) this Servicer Notice (relating to the deposit or transfer of funds) and such breach or failure continues uncured or unremedied for a period of two (2) Business Days (without regard to any other cure periods), in each case, after a Responsible Officer of a Seller Party or Servicer first learns of it;

(iv)	Servicer is unable to comply with the eligibility requirements, or ceases to be an approved servicer, of, in each case, GNMA, HUD or VA;

(v)
Servicer fails to make any required servicing advance, to the extent that such failure would be reasonably likely to impair FHA Mortgage Insurance coverage or VA Loan Guaranty Agreement coverage, with respect to the principal portion of any Mortgage Loan or would be reasonably likely to give rise to a liability to HUD, FHA or VA, as determined by Administrative Agent in its good faith discretion;

(vi)
Servicer fails to make a required deposit to the Inbound Account (i) which is not cured within one (1) Business Day of Seller Party’s knowledge of such failure, or (ii) to the extent such failure or failures occur on multiple occasions (regardless of any subsequent cure);

(vii)	Servicer provides a notice of its intent to resign as Servicer of the Mortgage Loans and REO Property and a new Servicer reasonably acceptable to Administrative Agent is not promptly appointed;

(viii)
Servicer is subject to FHA, HUD or VA fees or penalties which have not been paid or is subject to a set-off by any of FHA, HUD or VA which (A) is reasonably likely to result in a Servicer Material Adverse Effect or (B) failure or failures occur on a persistent and material basis after notice or knowledge thereof (regardless of any subsequent cure); or

(ix)	There shall occur a Servicer Material Adverse Effect, in the determination of Administrative Agent.
(b)     Upon the occurrence of a Servicer Termination Event at the Request of Administrative Agent, Servicer shall transfer the servicing to a successor servicer in accordance with the terms of the Servicing Agreement.
Section 6.    Notice of Event of Default.
(a)    Upon an Event of Default, Administrative Agent may send Servicer notice thereof (a “Notice of Default”) and Administrative Agent shall identify in the Notice of Default the Mortgage Loans and REO Property subject to an Event of Default.
(b)    Servicer may conclusively rely on any information or Notice of Default delivered by Administrative Agent, and Seller Parties shall indemnify and hold Servicer harmless for any and all claims asserted against it, and for any liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) imposed upon it for any actions taken by Servicer in connection with the delivery of such information or Notice of Default.
(c)    Following receipt of a Notice of Default from Administrative Agent, Servicer shall follow the instructions of Administrative Agent exclusively with respect to the Mortgage Loans and REO Properties, and shall deliver to Administrative Agent any information with respect to the Mortgage Loans and REO Properties reasonably requested by Administrative Agent.
(d)    Following receipt of a Notice of Default from Administrative Agent, Seller and Servicer shall cooperate in changing the mortgagee of record to a successor appointed by Administrative Agent.
Section 7.    Indemnification. Without limiting the rights of Seller Parties and Administrative Agent and Buyers set forth in this Servicer Notice, Servicer shall indemnify Seller Parties and Administrative Agent and Buyers for any and all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) suffered for any breach of a representation, warranty or covenant in connection with or relating to or arising out of the Servicing Agreement and this Servicer Notice. Without prejudice to the survival of any other agreement of Servicer hereunder, the covenants and obligations of Servicer contained in this Section 7 shall survive the termination of this Servicer Notice.
Section 8.    Delay Not Waiver; Remedies are Cumulative. No failure on the part of Administrative Agent or Buyers to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Administrative Agent of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Administrative Agent or Buyers provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Agreements and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Administrative Agent or Buyers to exercise any of their rights under any other related document. Administrative Agent may exercise at any time after the occurrence of a Servicer Termination Event one or more remedies, as either may desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.
Section 9.    Counterparts. This Servicer Notice may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Servicer Notice by signing any such counterpart.
Section 10.    Entire Agreement. This Servicer Notice embodies the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.
Section 11.    Successors and Assigns. This Servicer Notice shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 12.    Severability. If any provision of this Servicer Notice is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of this Servicer Notice, and this Servicer Notice shall be enforced to the fullest extent permitted by law.
Section 13.    Back-up Administrative Agent; Successor Administrative Agent. In the event that the Administrative Agent gives the Servicer written notice that a back-up Administrative Agent (the “Back-up Administrative Agent”) has been appointed under the Repurchase Agreement, then to the extent that the Servicer subsequently receives written notice from the Back-up Administrative Agent that it has assumed the role of Administrative Agent thereunder (in such case, the “Successor Administrative Agent”), then the Successor Administrative Agent shall assume all rights and obligations of the Administrative Agent hereunder, with no further action required by the parties, and the Servicer shall follow the directions of the Successor Administrative Agent hereunder for all directions to be given by the Administrative Agent hereunder.
Section 14.    Servicer as Bailee. Servicer hereby acknowledges and agrees that on receipt of any Asset File, it shall hold such Asset File as bailee for Administrative Agent.
Section 15.    Governing Law; Jurisdiction; Waiver of Trial by Jury.
(a)    THIS SERVICER NOTICE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5 1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(i)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SERVICER NOTICE AND/OR ANY OTHER PROGRAM AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(ii)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(iii)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN THE REPURCHASE AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED; AND
(iv)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
(c)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SERVICER NOTICE AGREEMENT, ANY OTHER PROGRAM AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Administrative Agent promptly upon receipt. Any notices to Administrative Agent should be delivered to the following addresses: Eleven Madison Avenue, New York, New York 10010; Attention: Margaret Dellafera; Telephone: 212‑325‑6471.
Very truly yours,

[____________________]
By:
Name:
Title:

ACKNOWLEDGED:
[____________________]
as Servicer
By:
Title:
Telephone:
Facsimile:

REVERSE MORTGAGE SOLUTIONS, INC.
By:
Name:
Title:
RMS REO CS, LLC
By:
Name:
Title:

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